THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                                    RULE 424(B)3
                                            REGISTRATION STATEMENT NO. 333-51932

                  SUBJECT TO COMPLETION, DATED DECEMBER 8, 2005

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 16, 2005

                               (CMS ENERGY LOGO)

                                  $125,000,000
                             CMS ENERGY CORPORATION
                             % SENIOR NOTES DUE 2015

                                   ----------

     The Notes will bear interest at the rate of ___% per year. Interest on the Notes is payable on ___________ and ________ of each year, beginning on ___________ 2006. The Notes will mature on ____________ 2015. We may redeem some or all of the Notes at any time. The redemption price for the Notes will be 100% of their principal amount, plus any Applicable Premium thereon at the time of redemption plus accrued and unpaid interest to the redemption date. See "Description of the Notes -- Optional Redemption." Under certain circumstances, Holders of the Notes will have the right to require us to repurchase the Notes. See "Description of the Notes -- Purchase of Notes Upon Change in Control." There is no sinking fund for the Notes.

     The Notes will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

                                   ----------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-14.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                                           PER SENIOR NOTE   TOTAL
                                           ---------------   -----
Public Offering Price                            ___%        $____
Underwriting Discount                            ___%        $____
Proceeds to CMS Energy (before expenses)         ___%        $____

     Interest on the Notes will accrue from December __, 2005 to date of delivery.

                                   ----------

     The underwriters expect to deliver the Notes to purchasers on or about December __, 2005.

                                   ----------

                           Joint Book-Running Managers

       CITIGROUP                                        MERRILL LYNCH & CO.

                                   ----------

                                   Co-Managers

                         BANC OF AMERICA SECURITIES LLC

KEYBANC CAPITAL MARKETS                           WEDBUSH MORGAN SECURITIES INC.

December __, 2005

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR TO DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                                   ----------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                          PROSPECTUS SUPPLEMENT

About This Prospectus Supplement.........................................    S-2
Forward-Looking Statements and Information...............................    S-3
Where You Can Find More Information......................................    S-5
Summary..................................................................    S-6
Risk Factors.............................................................   S-14
Use of Proceeds..........................................................   S-25
Ratio of Earnings to Fixed Charges.......................................   S-25
Capitalization...........................................................   S-26
Description of the Notes.................................................   S-27
Underwriting.............................................................   S-43
Legal Matters............................................................   S-44
Experts..................................................................   S-44

                                PROSPECTUS

Summary..................................................................     2
Risk Factors.............................................................     2
Where to Find More Information...........................................     3
CMS Energy Corporation...................................................     4
CMS Energy Trusts........................................................     4
Use of Proceeds..........................................................     5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
   Fixed Charges and Preference Dividends................................     6
Description of Securities................................................     7
Effect of Obligations Under the Debt Securities and the Guarantees.......    21
Plan of Distribution.....................................................    24
Legal Opinions...........................................................    26
Experts..................................................................    27

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under the registration statement, we may sell securities, including Notes, up to a dollar amount of $1,500,000,000, of which this offering is a part.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

     This prospectus supplement contains forward-looking statements as defined in Rule 175 under the Securities Act of 1933, as amended (the "SECURITIES ACT") and Rule 3b-6 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and relevant legal decisions. Our intention with the use of such words as "may," "could," "anticipates," "believes," "estimates," "expects," "intends," "plans" and other similar words is to identify forward-looking statements that involve risk and uncertainty. We designed this discussion of potential risks and uncertainties to highlight important factors that may impact our business and financial outlook. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results anticipated in these statements. Such factors include our inability to predict and/or control:

     - capital and financial market conditions, including the price of our common stock and the effect of such market conditions on our pension plan, interest rates and access to the capital markets, as well as availability of financing to us, Consumers Energy Company, our wholly-owned subsidiary ("CONSUMERS"), or any of our affiliates, and the energy industry;

     - market perception of the energy industry, us and Consumers, or any of our affiliates;

     -    credit ratings of us, Consumers or any of our affiliates;

     -    currency fluctuations, transfer restrictions and exchange controls;

     - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, environmental incidents or electric transmission or gas pipeline system constraints;

     - international, national, regional and local economic, competitive and regulatory policies, conditions and developments;

     - adverse regulatory or legal decisions, including those related to environmental laws and regulations, and potential environmental remediation costs associated with such decisions;

     - potentially adverse regulatory treatment and/or regulatory lag concerning a number of significant questions presently before the Michigan Public Service Commission ("MPSC"), including:

          - recovery of future stranded costs incurred due to customers choosing alternative energy suppliers;

          - recovery of Clean Air Act costs and other environmental and safety-related expenditures;

          - timely recovery of power supply and natural gas supply costs when oil prices and other fuel prices are rapidly increasing;

          - timely recognition in rates of additional equity investments in Consumers; and

          - adequate and timely recovery of additional electric and gas rate-based investments;

     - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") and the First Midland Limited Partnership ("FMLP") investments, regulatory decisions that limit recovery of capacity and fixed energy payments and our ability to develop a new long-term strategy with respect to the MCV Partnership's natural gas facility (the "MCV FACILITY") to provide for its long-term financial viability;

     - federal regulation of electric sales and transmission of electricity, including periodic re-examination by federal regulators of the market-based sales authorizations in wholesale power markets without price restrictions;

     - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

     - our ability to collect accounts receivable from our gas customers due to high natural gas prices;

     - potential adverse impacts of the new Midwest Energy Market upon power supply and transmission costs;

     - potential for the Midwest Energy Market to develop into an active energy market in the state of Michigan, which may lead us to account for certain electric energy contracts at CMS Energy Resource Management Company ("CMS ERM") as derivatives;

     - the generally accepted accounting principles requirement that we utilize mark-to-market accounting on certain energy commodity contracts and interest rate swaps, which may have, in any given period, a significant positive or negative effect on earnings, which could change dramatically or be eliminated in subsequent periods and could add to earnings volatility;

     - the effect on Consumers of the direct and indirect impacts of the continued economic downturn experienced by our automotive and automotive parts manufacturing customers;

     - potential disruption, expropriation or interruption of facilities or operations due to accidents, war, terrorism or changing political conditions and the ability to obtain or maintain insurance coverage for such events;

     - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

     -    technological developments in energy production, delivery and usage;

     -    achievement of capital expenditure and operating expense goals;

     -    changes in financial or regulatory accounting principles or policies;

     - changes in tax laws or new Internal Revenue Service ("IRS") interpretations of existing tax laws;

     - outcome, cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including particularly claims, damages and fines resulting from round-trip trading and inaccurate commodity price reporting, including investigations by the U.S. Department of Justice ("DOJ") regarding round-trip trading and price reporting;

     - limitations on our ability to control the development or operation of projects in which our subsidiaries have a minority interest;

     - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

     - the efficient sale of non-strategic or under-performing domestic or international assets and discontinuation of certain operations;

     - other business or investment considerations that may be disclosed from time to time in our or Consumers' SEC filings or in other publicly issued written documents;

     - other uncertainties that are difficult to predict, and many of which are beyond our control; and

     -    the factors identified under "Risk Factors" beginning on page S-14.

     These are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, on our web site at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus supplement and the accompanying prospectus.

     We are "incorporating by reference" information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

     - Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 filed on June 28, 2005

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 5, 2005, Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed on August 4, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed on November 1, 2005

     - Current Reports on Form 8-K or Form 8-K/A filed on January 12, 2005, January 14, 2005, January 20, 2005, January 27, 2005, February 28, 2005 (2 reports), March 30, 2005, April 4, 2005 (2 reports), April 5, 2005, April 13, 2005, May 17, 2005, July 8, 2005, August 11, 2005,
          August 17, 2005, August 29, 2005 and December 5, 2005

     The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, until the offering of the Notes pursuant to this prospectus supplement is terminated, are also incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.

     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

                                     SUMMARY

     This summary may not contain all the information that may be important to you. You should read this prospectus supplement and the documents incorporated by reference into this prospectus supplement in their entirety before making an investment decision. The terms "CMS," "CMS ENERGY," "OUR," "US" and "WE" as used in this document refer to CMS Energy Corporation and its subsidiaries as a combined entity, except where it is made clear that such term means only CMS Energy Corporation.

     In this document, "MCF" means thousand cubic feet, "BCF" means billion cubic feet and "MW" means megawatts.

                             CMS ENERGY CORPORATION

     CMS Energy, formed in Michigan in 1987, is an energy holding company with a business strategy focused primarily in Michigan. Its two principal wholly-owned subsidiaries are Consumers and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in all 68 counties in Michigan's Lower Peninsula. Enterprises, through various subsidiaries, affiliates and equity investments, is engaged in domestic and international diversified energy businesses.

     Our assets and services include: electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; and international energy distribution. Our principal businesses are:

     - Consumers' electric utility, which owns and operates 30 electric generating plants with an aggregate of 6,437 MW of capacity and serves
          1.77 million customers in Michigan's Lower Peninsula;

     - Consumers' gas utility, which owns and operates over 27,398 miles of transmission and distribution lines throughout the Lower Peninsula of Michigan, providing natural gas to 1.69 million customers;

     - CMS Generation Co. ("CMS GENERATION"), a wholly-owned subsidiary of Enterprises that has ownership interests in operating power plants totaling 8,219 gross MW (3,455 net MW) throughout the United States and abroad. The plants are located in the U.S., Argentina, Chile, Ghana, India, Jamaica, Morocco, Saudi Arabia and the United Arab Emirates; and

     - CMS Gas Transmission Company ("CMS GAS TRANSMISSION"), a wholly-owned subsidiary of Enterprises that owns an interest in and operates 265 miles of natural gas gathering and transmission pipelines in the state of Michigan and 4,331 miles of natural gas pipelines in South America.

     In 2004, we had consolidated operating revenue of approximately $5.47 billion.

     Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201 and our telephone number is (517) 788-0550.

                               RECENT DEVELOPMENTS

THIRD QUARTER CONSOLIDATED RESULTS OF OPERATIONS OF CMS ENERGY

THREE MONTHS ENDED SEPTEMBER 30,                                    2005     2004   CHANGE
--------------------------------                                   ------   -----   ------
                                                                    (UNAUDITED, DOLLARS IN
                                                                     MILLIONS EXCEPT PER
                                                                        SHARE AMOUNTS)
Net Income (Loss) ..............................................   $ (263)  $  59   $ (322)
Preferred Dividends ............................................        2       3        1
                                                                   ------   -----   ------
Net Income (Loss) Available to Common Stockholders .............   $ (265)  $  56   $ (321)
                                                                   ======   =====   ======
Basic Earnings (Loss) Per Share ................................   $(1.21)  $0.35   $(1.56)
Diluted Earnings (Loss) Per Share ..............................    (1.21)   0.34    (1.55)

Electric Utility ...............................................   $   62   $  49   $   13
Gas Utility ....................................................      (16)    (11)      (5)
Enterprises ....................................................     (260)     59     (319)
Corporate Interest and Other ...................................      (51)    (49)      (2)
Discontinued Operations ........................................       --       8       (8)
                                                                   ------   -----   ------
CMS Energy Net Income (Loss) Available to Common Stockholders ..   $ (265)  $  56   $ (321)
                                                                   ======   =====   ======

     For the three months ended September 30, 2005, our net loss available to common stockholders was $265 million, compared to $56 million of net income available to common stockholders for the three months ended September 30, 2004. The decrease is primarily due to an impairment charge to property, plant and equipment at the MCV Partnership to reflect the excess of the carrying value of these assets over their estimated fair values. The decrease also reflects the absence in 2005 of gains associated with the sale of our interest in the Goldfields pipeline located in Australia ("GOLDFIELDS") and a reduction in net income from our gas utility, as higher operating and maintenance costs exceeded the benefits derived from increased deliveries and the increase in revenue resulting from the gas rates surcharge authorized by the MPSC in October 2004. Partially offsetting these losses are higher earnings at our electric utility primarily due to weather-driven higher than normal residential electric utility sales and the collection of an electric surcharge related to the recovery of costs incurred in the transition to customer choice. The reduction was also partially offset by increases in the fair value of certain long-term gas contracts and financial hedges at the MCV Partnership and interest rate swaps at Al Taweelah A2, a power and desalination plant located in the United Arab Emirates ("TAWEELAH").

     Specific changes to net income (loss) available to common stockholders for the three months ended September 30, 2005 versus the same period in 2004 are:

                                                                     IN MILLIONS
                                                                     -----------
     -    decrease in earnings from our ownership interest in the
          MCV Partnership primarily due to a $385 million
          impairment charge to property, plant and equipment to
          reflect the excess of the carrying value over the
          estimated fair values of these assets, offset partially
          by an increase of $67 million from operations, primarily
          due to an increase in fair value of certain long-term
          gas contracts and financial hedges......................      $(318)

     -    the absence in 2005 of the gain on the sale of our
          interest in Goldfields..................................        (29)

     -    the absence in 2005 of net gains associated with
          discontinued operations.................................         (8)

     -    decrease in net income from our gas utility primarily
          due to increases in benefit costs and safety,
          reliability and customer service expenses offset
          partially by increased deliveries and increased revenue
          associated with the gas rate surcharge authorized by the
          MPSC in October of 2004.................................         (5)

     -    increase in corporate interest and other expenses
          primarily due to premiums paid on the early retirement
          of a portion of our 9.75 percent senior notes offset by
          reduced interest expense................................         (2)

     -    increase in income at our electric utility primarily due
          to weather-driven higher than normal residential
          electric utility sales and the collection of electric
          surcharges related to the recovery of MPSC approved
          costs, offset partially by increased operating expenses
          and power supply costs..................................         13

     -    increase in the fair value of interest rate swaps
          associated with our investment in Taweelah as we
          recorded gains in 2005 versus losses in 2004............         13

     -    income tax benefit recorded at Enterprises resulting
          from the American Jobs Creation Act of 2004.............         10

     -    increase in income from CMS ERM primarily due to
          mark-to-market adjustments..............................          5
                                                                        -----
     Total Change.................................................      $(321)
                                                                        =====

NINE MONTHS ENDED SEPTEMBER 30,                                     2005     2004   CHANGE
-------------------------------                                    ------   -----   ------
                                                                    (UNAUDITED, DOLLARS IN
                                                                     MILLIONS EXCEPT PER
                                                                        SHARE AMOUNTS)
Net Income (Loss)...............................................   $  (81)  $  72   $ (153)
Preferred Dividends.............................................        7       9        2
                                                                   ------   -----   ------
Net Income (Loss) Available to Common Stockholders..............   $  (88)  $  63   $ (151)
                                                                   ======   =====   ======
Basic Earnings (Loss) Per Share.................................   $(0.42)  $0.39   $(0.81)
Diluted Earnings (Loss) Per Share...............................    (0.42)   0.38    (0.80)

Electric Utility................................................   $  141   $ 124   $   17
Gas Utility.....................................................       39      46       (7)
Enterprises.....................................................     (126)     36     (162)
Corporate Interest and Other....................................     (142)   (147)       5
Discontinued Operations.........................................        -       6       (6)
Accounting Changes..............................................        -      (2)       2
                                                                   ------   -----   ------
CMS Energy Net Income (Loss) Available to Common Stockholders...   $  (88)  $  63   $ (151)
                                                                   ======   =====   ======

     For the nine months ended September 30, 2005, our net loss available to common stockholders was $88 million, compared to $63 million of net income available to common stockholders for the nine months ended September 30, 2004. The decrease is primarily due to an asset impairment charge to property, plant and equipment at the MCV Partnership to reflect the excess of the carrying value of these assets over their estimated fair values. The decrease also reflects the absence in 2005 of the gain on the sale of our interest in Goldfields and a decrease in net income at our gas utility due to higher operating costs and depreciation expense. Partially offsetting these decreases is an increase in the fair value of certain long-term gas contracts and financial hedges at the MCV Partnership and the positive impact at our electric utility due to an increase in the collection of an electric surcharge related to the recovery of costs incurred in the transition to customer choice, increased regulatory return on capital expenditures, and weather-driven higher than normal residential electric utility sales. The reduction was also partially offset by the absence in 2005 of a 2004 investment impairment at Loy Yang, an Australian power plant ("LOY YANG") and tax benefits recorded in 2005 resulting from the American Jobs Creation Act of 2004.

     Specific changes to net income (loss) available to common stockholders for the nine months ended September 30, 2005 versus the same period in 2004 are:

                                                                     IN MILLIONS
                                                                     -----------
     -    decrease in earnings from our ownership interest in the
          MCV Partnership primarily due to a $385 million
          impairment charge to property, plant and equipment to
          reflect the excess of the carrying value over the
          estimated fair values of these assets, offset partially
          by an increase of $120 million from operations,
          primarily due to an increase in fair value of certain
          long-term gas contracts and financial hedges............      $(265)

     -    the absence in 2005 of the gain on the sale of our
          interest in Goldfields..................................        (29)

     -    the absence in 2005 of the settlement agreement that
          Dearborn Industrial Generation ("DIG") and CMS
          Marketing, Services and Trading Company ("CMS MST")
          entered into with the purchasers of electric power and
          steam from DIG..........................................         (8)

     -    decrease in net income from our gas utility primarily
          due to increases in benefit costs and safety,
          reliability and customer service expenses offset
          partially by increased deliveries and increased revenue
          associated with the gas rate surcharge authorized by the
          MPSC in October 2004....................................         (7)

     -    the absence in 2005 of net gains associated with
          discontinued operations.................................         (6)

     -    the absence in 2005 of an impairment charge related to
          the sale of our Loy Yang investment that was recorded in
          2004....................................................         81

          income tax benefit recorded at Enterprises resulting
          from the American Jobs Creation Act of 2004.............         33

     -    increase in other Enterprises income primarily due to an
          increase in earnings from our overseas investments,
          increased interest income, and the favorable resolution
          of a contingent liability at our Leonard Field storage
          facility................................................         21

     -    increase in income from our electric utility primarily
          due to weather-driven higher than normal electric
          utility sales, the return on capital expenditures, and
          the collection of electric surcharges related to the
          recovery of MPSC approved costs, offset by increased
          operating expenses and power supply purchase costs, and
          customers choosing alternative suppliers................         17

     -    increase in income from CMS ERM primarily due to
          mark-to-market adjustments..............................          5

     -    reduction in corporate interest and other expenses
          partially offset by premiums paid on the early
          retirement of a portion of our 9.75 percent senior
          notes...................................................          5

     -    the absence in 2005 of a loss recorded in 2004 for the
          cumulative effect of a change in accounting principle...          2
                                                                        -----
Total Change......................................................      $(151)
                                                                        =====

GAS RECOVERY PLAN FOR YEAR 2005-2006

     In September 2005, Consumers filed a motion with the MPSC seeking to reopen its gas cost recovery plan ("GCR") for the year 2005-2006. After a settlement agreement was reached in the GCR plan case with various parties in June 2005, there were substantial, unanticipated increases in the market price for natural gas. These increases were so large that the maximum adjustments possible under the GCR ceiling price adjustment mechanisms included in the settlement agreement were not adequate. In October 2005, the MPSC issued an order reopening evidentiary proceedings. On November 30, 2005, the MPSC authorized Consumers to increase the maximum allowable GCR factor up to $10.10 per mcf. Consumers will only charge an amount necessary to recover its natural gas supply costs. Consumers began charging customers a GCR factor on December 1, 2005 at a rate of $8.92 per mcf.

CONSUMERS DECIDES TO SELL THE PALISADES NUCLEAR POWER PLANT

     On December 5, 2005, Consumers announced that it planned to sell the Palisades nuclear power plant and will establish a competitive bid process expected to lead to a sale in 2007. The terms of sale will include a long-term power purchase agreement with the new owner to retain the benefits of the low-cost nuclear generation for Consumers' electric customers.

                                  THE OFFERING

Issuer........................   CMS Energy Corporation.

Securities Offered............   $125 million aggregate principal amount of ___%
                                 Senior Notes due 2015 (the "NOTES") to be
                                 issued under the indenture dated as of
                                 September 15, 1992 between us and JPMorgan
                                 Chase Bank, N.A. (successor to NBD Bank,
                                 National Association), as trustee (the
                                 "TRUSTEE"), and as amended and supplemented
                                 from time to time (the "SENIOR DEBT
                                 INDENTURE").

Issue Price...................   Each Note will be issued at a price of $1,000
                                 per Note, plus accrued interest, if any, from
                                 December ____, 2005.

Maturity......................   _____________ 2015.

Interest Rate.................   The Notes will bear interest at the rate of __%
                                 per year, payable semiannually in arrears on __
                                 and ____, commencing on ____ 2006, and at
                                 maturity.

Use of Proceeds...............   We estimate that the proceeds of the offering
                                 of the Notes, after deducting underwriters'
                                 discounts and commissions and offering
                                 expenses, will aggregate approximately $_______
                                 million. We intend to use all of the proceeds
                                 of this offering to extinguish obligations of
                                 approximately $109 million under one of our gas
                                 supply contracts (for which we expect to pay
                                 approximately $118 million), to pay expenses
                                 incurred in paying down the obligations under
                                 such contract and for general corporate
                                 purposes. If the closing of the extinguishment
                                 of the gas supply contract does not occur for
                                 any reason, we intend to use the proceeds of
                                 this offering for general corporate purposes,
                                 which may include retiring debt or making
                                 capital infusions into Consumers. See "Use of
                                 Proceeds."

Optional Redemption...........   The Notes will be redeemable at our option, in
                                 whole or in part, at any time or from time to
                                 time, upon not less than 30 nor more than 60
                                 days notice before the redemption date by mail
                                 to the Trustee, the paying agent and each
                                 Holder of the Notes, for a price equal to 100%
                                 of the principal amount of the Notes to be
                                 redeemed plus any accrued and unpaid interest,
                                 and Applicable Premium owed, if any, to the
                                 redemption date. See "Description of the
                                 Notes -- Optional Redemption."

Change in Control.............   If a Change in Control (as defined under
                                 "Description of the Notes -- Purchase of Notes
                                 Upon Change in Control") occurs, Holders will
                                 have the right, at their option, to require us
                                 to purchase any or all of their Notes for cash.
                                 The cash price we are required to pay is equal
                                 to 101% of the principal amount of the Notes to
                                 be purchased plus accrued and unpaid interest,
                                 if any, to the Change in Control purchase date.
                                 See "Description of the Notes -- Purchase of
                                 Notes Upon Change in Control."

Ranking.......................   The Notes will be unsecured and unsubordinated
                                 senior debt securities of ours ranking equally
                                 with our other unsecured and unsubordinated
                                 indebtedness. As of September 30, 2005, we had
                                 outstanding approximately $2.4 billion
                                 aggregate principal amount of indebtedness,
                                 including approximately $178 million of
                                 subordinated indebtedness relating to our
                                 convertible preferred securities, but excluding
                                 approximately $4.7 billion of indebtedness of
                                 our subsidiaries. In May 2005, CMS Energy
                                 entered into the Sixth Amended and Restated
                                 Credit Agreement in the amount of approximately
                                 $300 million. This facility is secured and the
                                 Notes are junior to such indebtedness as to the
                                 assets pledged. As of September 30, 2005, there
                                 were approximately $98 million of letters of
                                 credit outstanding under the Sixth Amended and
                                 Restated Credit Agreement. Except for the
                                 amount outstanding under the Sixth Amended and
                                 Restated Credit Agreement, none

                                 of our indebtedness is senior to the Notes as to our assets. The Notes are structurally subordinated to approximately $4.7 billion of our subsidiaries' debt.

Certain Covenants.............   The senior debt indenture will contain
                                 covenants that will, among other things, limit
                                 our ability to pay dividends or distributions,
                                 incur additional indebtedness, incur additional
                                 liens, sell, transfer or dispose of certain
                                 assets, enter into certain transactions with
                                 affiliates or enter into certain mergers or
                                 consolidations.

Form of Notes.................   One or more global securities held in the name
                                 of The Depository Trust Company ("DTC") in a
                                 minimum denomination of $1,000 and any integral
                                 multiple thereof.

Trustee and Paying Agent......   JPMorgan Chase Bank, N.A.

Trading.......................   The Notes will not be listed on any securities
                                 exchange or included in any automated quotation
                                 system. No assurance can be given as to the
                                 liquidity of or trading market for the Notes.

Risk Factors..................   You should carefully consider each of the
                                 factors described in the section of this
                                 prospectus supplement entitled "Risk Factors"
                                 starting on page S-14 before purchasing the
                                 Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, for the five fiscal years ended December 31, 2004, except for amounts included from the financial statements of the MCV Partnership and Jorf Lasfar Energy Company S.C.A. ("JORF LASFAR"). The MCV Partnership represents a 49% owned variable interest entity which was consolidated in our financial statements in 2004 and accounted for under the equity method of accounting through December 31, 2003, and which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations), for the five fiscal years ended December 31, 2004. Jorf Lasfar represents an investment accounted for under the equity method of accounting, which was audited by another independent accountant for the five fiscal years ended December 31, 2004. The following selected consolidated financial data for the nine months ended September 30, 2005 and 2004 have been derived from our unaudited consolidated financial statements. Please refer to our consolidated financial statements for the fiscal year ended December 31, 2004 and for the quarter ended September 30, 2005, which are each incorporated by reference herein. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information that are incorporated by reference herein. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2005. See "Where You Can Find More Information."

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                   ------------------   --------------------------------------------------
                                                     2005       2004    2004 (A)    2003       2002       2001       2000
                                                   -------    -------   --------  -------    -------    -------    -------
                                                                (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue ...............................  $ 4,421    $ 3,910   $ 5,472   $ 5,513    $ 8,673    $ 8,006    $ 6,623
Earnings from equity method investees ...........       92         78       115       164         92        172        213
Operating expenses ..............................    4,771      3,537     4,994     5,082      8,690      8,027      6,342
                                                   -------    -------   -------   -------    -------    -------    -------
Operating income (loss) .........................     (258)       451       593       595         75        151        494
Income (loss) from continuing operations ........      (81)        68       127       (42)      (394)      (327)       (85)
Net income (loss) available to common
   stockholders .................................  $   (88)   $    63   $   110   $   (44)   $  (650)   $  (459)   $     5
Earnings (loss) per average common share:
Income (loss) from continuing operations:
   Basic ........................................  $ (0.42)   $  0.36   $  0.68   $ (0.30)   $ (2.84)   $ (2.50)   $ (0.76)
Income (loss) from continuing operations:
   Diluted ......................................    (0.42)      0.36      0.67     (0.30)     (2.84)     (2.50)     (0.76)
CMS Energy Net Income (Loss) attributable to
   common stock: Basic ..........................    (0.42)      0.39      0.65     (0.30)     (4.68)     (3.51)      0.04
CMS Energy Net Income (Loss) attributable to
   common stock: Diluted ........................    (0.42)      0.38      0.64     (0.30)     (4.68)     (3.51)      0.04
Dividends declared per average common share:
   CMS Energy ...................................       --         --        --        --       1.09       1.46       1.46

BALANCE SHEET DATA (AT PERIOD END DATE):
Cash and cash equivalents at cost, which
   approximates market ..........................  $   793    $   560   $   669   $   532    $   351    $   123    $   143
Restricted cash .................................      196         83        56       201         38          4         --
Net plant and property ..........................    7,719      8,684     8,636     6,890      6,103      6,703      6,316
Total assets ....................................   16,115     15,367    15,872    13,838     14,781     17,633     17,801
Long-term debt, excluding current
   maturities ...................................    6,521      6,228     6,444     6,020      5,357      5,842      6,052
Long-term debt--related parties, excluding
   current maturities ...........................      178        684       504       684         --         --         --
Non-current portion of capital and finance
   lease obligations ............................      299        318       315        58        116         71         49
Notes payable ...................................       --         --        --        --        458        416        403
Other liabilities ...............................    6,105      5,320     5,499     5,113      6,807      8,012      7,705
Minority interests ..............................      396        750       733        73         38         43         82
Company-obligated mandatorily redeemable trust
   preferred securities of subsidiaries (b) .....       --         --        --        --        393        694        694
Company obligated trust preferred securities
   of Consumers' subsidiaries (b) ...............       --         --        --        --        490        520        395
Preferred stock .................................      261        261       261       261         --         --         --
Preferred stock of subsidiary ...................       44         44        44        44         44         44         44
Common stockholders' equity .....................  $ 2,311    $ 1,762   $ 2,072   $ 1,585    $ 1,078    $ 1,991    $ 2,377

OTHER DATA:
Cash Flow:
Provided by (Used in) operating activities ......  $   604    $   200   $   398   $  (250)   $   614    $   372    $   600
Provided by (Used in) investing activities ......     (399)      (388)     (392)      203        829     (1,349)    (1,220)
Provided by (Used in) financing activities ......      (82)      (219)      (43)      229     (1,223)       967        629
Ratio of earnings to fixed charges (c) ..........       --(d)    1.01      1.12        --(e)      --(f)      --(g)      --(h)

----------
(a) Under revised FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," we are the primary beneficiary of the MCV Partnership and the FMLP. As a result, we have consolidated the assets, liabilities and activities of these entities into our financial statements for the nine months ended September 30, 2005 and 2004 and for the fiscal year ended December 31, 2004.

(b) CMS Energy and Consumers each formed various statutory wholly-owned business trusts for the sole purpose of issuing preferred securities and lending the gross proceeds to the parent companies. The sole assets of the trusts are debentures of the parent company with terms similar to those of the preferred securities. As a result of the adoption of FASB Interpretation No. 46 on December 31, 2003, we deconsolidated the trusts that hold the mandatorily redeemable trust preferred securities. Therefore, $490 million, previously reported by us as Company-obligated mandatorily redeemable trust preferred securities of subsidiaries, plus $16 million owed to the trusts and previously eliminated in consolidation, was included in the balance sheet as Long-term debt -- related parties. Additionally, $173 million, previously reported by us as Company-obligated trust preferred securities of Consumers' subsidiaries, plus $5 million owed to the trusts and previously eliminated in consolidation, was included in the balance sheet as Long-term debt -- related parties. Since December 31, 2003, $377 million of Long-term debt -- related parties has been retired and $129 million of Long-term debt -- related parties has been reclassified in the balance sheet as Current portion of Long-term debt -- related parties.

(c) For the purpose of computing the ratio, earnings represents the sum of income from continuing operations before income taxes and income from equity method investees, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

(d) For the nine months ended September 30, 2005, fixed charges exceeded earnings by $601 million. Earnings as defined include $1.184 billion of asset impairment charges.

(e) For the year ended December 31, 2003, fixed charges exceeded earnings by $34 million. Earnings as defined include $95 million of asset impairment charges.

(f) For the year ended December 31, 2002, fixed charges exceeded earnings by $488 million. Earnings as defined include $602 million of asset impairment charges.

(g) For the year ended December 31, 2001, fixed charges exceeded earnings by $395 million. Earnings as defined include $323 million of asset impairment charges.

(h) For the year ended December 31, 2000, fixed charges exceeded earnings by $220 million. Earnings as defined include $329 million of asset impairment charges.

                                  RISK FACTORS

     Before purchasing any of our securities offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISKS RELATED TO CMS ENERGY

     WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS. IF WE DO NOT RECEIVE ADEQUATE DIVIDENDS OR DISTRIBUTIONS FROM OUR SUBSIDIARIES, WE MAY NOT BE ABLE TO MAKE PRINCIPAL OR INTEREST PAYMENTS ON THE NOTES.

     Due to our holding company structure, we depend on dividends from our subsidiaries to meet our debt obligations, including the payment of any principal or interest on the Notes. None of these entities are or will be obligated to pay any amounts due on the Notes. Therefore, the Notes are effectively subordinated to the payment of interest, principal, declared dividends and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries.

     Restrictions contained in Consumers' preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. As of September 30, 2005, the most restrictive provisions in its financing documents allowed Consumers to pay an aggregate of $300 million in dividends to us during any year.

     For additional information concerning restrictions on Consumers' ability to pay dividends to us, see "Description of the Notes -- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends."

     THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE DEBT AND PREFERRED STOCK OF OUR SUBSIDIARIES.

     Of the approximately $7.1 billion of our consolidated indebtedness as of September 30, 2005, approximately $4.7 billion was indebtedness of our subsidiaries. Payments on that indebtedness and preferred stock are prior in right of payment to dividends paid to us by our subsidiaries. See "Description of the Notes -- Structural Subordination."

     WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY AND HENCE OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NOTES.

     As of September 30, 2005, we had outstanding approximately $2.4 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities but excluding approximately $4.7 billion of indebtedness of our subsidiaries. In May 2005, we entered into the Sixth Amended and Restated Credit Agreement in the amount of approximately $300 million. As of September 30, 2005, there were approximately $98 million of letters of credit outstanding under the Sixth Amended and Restated Credit Agreement. We and our subsidiaries may incur additional indebtedness in the future.

     The level of our present and future indebtedness could have several important effects on our future operations, including, among others:

     - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

     - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited;

     - we may be at a competitive disadvantage to our competitors that are less leveraged; and

     - our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flows from operations, we may be required to sell additional assets or obtain additional financings. We cannot assure you that additional financing will be available on commercially acceptable terms or at all.

     There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions.

     In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

     WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

     We expect to incur significant costs for capital expenditures, including future environmental regulation compliance, especially compliance with clean air laws. See "We could incur significant capital expenditures to comply with environmental standards and face difficulty in recovering these costs on a current basis" below. As of September 30, 2005, we had incurred $589 million in capital expenditures to comply with these regulations and future capital expenditures may total approximately $226 million between 2005 and 2011. We continue to be challenged by the substantial increase in natural gas prices. Although our natural gas purchases are recoverable from our utility customers, as gas prices increase, the amount we pay for natural gas stored as inventory will require additional liquidity due to the timing of the cost recoveries from our customers. We anticipate that we will need a substantial amount of cash in the summer of 2006 to purchase storage for natural gas for winter 2006-2007. See "The combined effects of substantially higher natural gas prices, restrictions on Consumers' ability to issue first mortgage bonds and possible power purchase supply cost recovery delays may have a negative effect on Consumers' short-term liquidity" below. In addition, certain mark-to-market effects resulting from high gas prices may negatively affect a coverage ratio in our bank financing facility. We could also be required to make additional cash contributions to our employee pension and benefit plans and become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit. Management is actively pursuing plans to sell assets. There can be no assurances that this business plan will be successful and failure to achieve its goals could have a material adverse effect on our liquidity and operations.

     On August 2, 2005, the IRS issued Revenue Ruling 2005-53 and regulations to provide guidance with respect to the use of the "simplified service cost" method of tax accounting. We use this tax accounting method, generally allowed by the IRS under section 263A of the Internal Revenue Code, with respect to the allocation of certain corporate overheads to the tax basis of self-constructed utility assets. Under the IRS guidance, significant issues with respect to the application of this method remain unresolved. Accordingly, it is difficult to predict the impact of this ruling on future earnings, cash flows or our present net operating loss carryforwards, but it is possible that CMS Energy could pay about $100 million to the IRS to resolve this issue.

     We continue to explore financing opportunities to supplement our financial plan. These potential opportunities include: refinancing our bank credit facilities; entering into leasing arrangements and/or vendor financing; refinancing and/or issuing new capital markets debt, preferred stock and/or common equity; and negotiating private placement debt. We cannot guarantee the capital market's acceptance of our securities or predict the impact of factors beyond our control, such as actions of rating agencies. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

     Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. ("S&P"), has assigned the Notes a rating of B+, Moody's Investors Service, Inc. ("MOODY'S") has assigned the Notes a rating of B1 and Fitch, Inc. ("FITCH") has assigned the Notes a rating of BB-. We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

     Certain of our securities and those of our affiliates, including Consumers, are rated by various credit rating agencies. On November 1, 2005, we announced our third quarter results, which included an impairment of our ownership interest in the MCV Partnership. See "Periodic reviews of the values of our assets could result in additional accounting charges such as the recent asset impairment charges we took relating to our interest in the MCV Partnership" below. As a result, S&P placed CMS' and Consumers' debt credit ratings on CreditWatch with negative implications. S&P has indicated that it expects resolution of the CreditWatch before December 31, 2005. Moody's revised its outlook for Consumers to negative from stable. Moody's ratings and outlook for CMS remained unchanged. Fitch reaffirmed CMS' ratings. On November 7, 2005, Fitch raised CMS' ratings on its senior secured debt to BB+ from BB and on its senior unsecured debt to BB- from B+. Following these rating upgrades, Fitch revised its outlook on CMS to stable from positive. The recent ratings activities by the various credit rating agencies or potential future credit downgrades could have a material adverse impact on our ability to access capital on acceptable terms and maintain commodity lines of credit and could make our cost of borrowing higher. If we are unable to maintain commodity lines of credit, we may have to post collateral or make prepayments to certain of our suppliers pursuant to existing contracts with them. Further, any adverse developments to Consumers, which provides dividends to us, that result in a lowering of Consumers' credit ratings could have an adverse effect on our credit ratings. We cannot assure you that any of our current ratings or those of our affiliates, including Consumers, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

     PERIODIC REVIEWS OF THE VALUES OF OUR ASSETS COULD RESULT IN ADDITIONAL ACCOUNTING CHARGES SUCH AS THE RECENT ASSET IMPAIRMENT CHARGES WE TOOK RELATING TO OUR INTEREST IN THE MCV PARTNERSHIP.

     We are required by U.S. generally accepted accounting principles to periodically review the carrying value of our assets, including those that may be sold. Market conditions, the operational characteristics of our assets and other factors could result in our recording additional impairment charges for our assets, which could have an adverse effect on our stockholders' equity and our access to additional financing. In addition, we may be required to record impairment charges and foreign currency translation losses at the time we sell assets depending on the sale prices we are able to secure and other factors.

     In the third quarter of 2005, we recorded asset impairment charges of $1.184 billion on our consolidated statements of income relating to our interest in the MCV Partnership. These charges reduced our third quarter net income by $385 million.

     The MCV Partnership's costs of producing electricity are tied to the price of natural gas, but its revenues do not vary with changes in the price of natural gas. While the average forward price of natural gas has increased steadily from 2002 through the second quarter of 2005, it remained at a level that suggested the MCV Partnership's operating cash flow would be sufficient to provide for the recovery of its assets. However, unforeseen natural and economic events in the third quarter of 2005 caused a substantial upward spike in New York Mercantile Exchange forward natural gas prices for the years 2005 through 2010. Additionally, other independent natural gas long-term forward price forecasting organizations indicated their intention to raise their forecasts for the price of natural gas generally over the entire long-term forecast horizon beyond 2010. Our analysis and assessment of this new information suggests that forward natural gas prices for the period from 2006 through 2010 will average approximately $9 per mcf. This compares to the second quarter 2005 New York Mercantile Exchange-quoted average prices for the same forward period of approximately $7.50 per mcf. Further, this new information indicates that natural gas prices will average approximately $6.50 per mcf over the long term beyond 2010. As a result, the MCV Partnership reevaluated the economics of operating MCV Facility and determined that an impairment analysis, considering revised forward natural gas price assumptions, was required. In its impairment analysis, the MCV Partnership determined the fair value of its fixed assets by discounting a set of probability-weighted streams of future operating cash flows at a 4.3 percent risk free interest rate. The carrying value of the MCV Partnership's fixed assets exceeded the estimated fair value by $1.159 billion. In the third quarter of 2005, the MCV Partnership recorded an impairment charge of $1.159 billion to recognize the reduction in fair value of the MCV Facility's fixed assets. As a result, our net income was reduced by $369 million after considering tax effects and minority interest. The MCV Partnership's fixed assets, which are included on our consolidated balance sheets and reported under the Enterprises business segment, after reflecting the impairment charge, are valued at $219 million at September 30, 2005.

     If natural gas prices remain at present levels or increase, the operations of the MCV Facility would be adversely affected and could result in a further impairment or the MCV Partnership failing to meet its financial obligations under its sale and leaseback transactions and other contracts.

     Our 49 percent interest in the MCV Partnership is held through Consumers' wholly-owned subsidiary, CMS Midland, Inc. ("CMS MIDLAND"). The severe adverse change in the anticipated economics of the MCV Partnership operations also led to our decision to impair certain assets carried on the balance sheet of CMS Midland. These assets represented interest capitalized during the construction of the MCV Facility, which were being amortized over the life of the MCV Facility. In the third quarter of 2005, we recorded an impairment charge of $25 million ($16 million, net of tax) to resolve the carrying amount of these assets to zero.

     THE COMBINED EFFECTS OF SUBSTANTIALLY HIGHER NATURAL GAS PRICES, RESTRICTIONS ON CONSUMERS' ABILITY TO ISSUE FIRST MORTGAGE BONDS AND POSSIBLE POWER PURCHASE SUPPLY COST RECOVERY DELAYS MAY HAVE A NEGATIVE EFFECT ON CONSUMERS' SHORT-TERM LIQUIDITY.

     Prior to Hurricane Katrina in August 2005, New York Mercantile Exchange forward natural gas prices through 2010 were approximately $2 per mcf higher than they were at year-end 2004. The effects of this summer's hurricanes, combined with tight natural gas supplies, have caused natural gas prices to increase even further. Although our natural gas purchases are recoverable from our utility customers, as gas prices increase, the amount we pay for natural gas stored as inventory will require additional liquidity due to the timing of the cost recoveries from our customers. In addition, due to the high natural gas prices, our ability to collect accounts receivable from our gas customers may be negatively impacted. As of October 2005, our gas storage facilities were full and approximately 83 percent of our gas purchase requirements for the 2005-2006 heating season were under fixed price contracts. However, if natural gas prices increase or stay at current levels, we will require significant additional liquidity in the summer of 2006 to fill our gas storage facilities in preparation for the 2006-2007 heating season.

     Due to the adverse impact of the MCV Partnership asset impairment charge recorded in September 2005, Consumers' ability to issue first mortgage bonds as primary obligations or as collateral for financing is expected to be limited to $298 million for 12 months, ending September 30, 2006. First mortgage bonds have been a primary source of financing for Consumers. Beyond 12 months, Consumers' ability to issue first mortgage bonds in excess of $298 million is based on achieving a two-times first mortgage bonds interest coverage ratio.

     Consumers is entitled to recover its reasonably and prudently incurred power supply costs pursuant to a power supply cost recovery ("PSCR") process. In September 2005, Consumers submitted its 2006 PSCR plan filing to the MPSC. In the absence of MPSC action, Consumers intended to self-implement the filed PSCR factor commencing January 2006, as it is entitled to do pursuant to statute. On November 10, 2005, the MPSC established an expedited hearing procedure to consider whether to issue a temporary order limiting the PSCR factor. The MPSC staff has filed a proposal in the expedited hearing that, if adopted by the MPSC, would reduce the PSCR factor billed to customers in January 2006 and therefore defer recovery of a portion of the anticipated costs to later in 2006 or 2007. We are unable to predict the outcome of this matter.

     As of December 5, 2005, Consumers' borrowings under their revolving credit facility, which expires May 18, 2010, have increased by $175 million since September 30, 2005. This increase in short-term borrowing is typical this time of year given the need to purchase storage natural gas for the winter heating season. CMS currently intends to make a loan to Consumers of $250 million before December 31, 2005 to pay down these short-term borrowings and bolster Consumers' short-term liquidity. However, the combined effects of higher natural gas prices, restrictions on Consumers' ability to issue first mortgage bonds, possible PSCR recovery delays and any ratings downgrades at Consumers may have a negative effect on Consumers' short-term liquidity.

     WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND A LAWSUIT REGARDING "ROUND TRIP" TRADING BY ONE OF OUR SUBSIDIARIES AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

     As a result of round trip trading transactions at CMS MST, we are under investigation by the DOJ. We have received subpoenas from U.S. Attorneys' Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous securities class action lawsuits by individuals who allege that they purchased CMS Energy securities during a purported class period. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about our business and financial condition. The cases have been consolidated into a single lawsuit. The consolidated lawsuit generally seeks unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about CMS Energy's business and financial condition, particularly with respect to revenues and expenses recorded in connection with round trip trading by CMS MST. In January 2005, a motion was granted dismissing Consumers and three of the individual defendants, but the court denied the motions to dismiss for CMS Energy and the 13 remaining individual defendants. Plaintiffs filed a motion for class certification on April 15, 2005 and an amended motion for class certification on June 20, 2005. On November 29, 2005, the court denied a further motion to dismiss filed by CMS Energy and dismissed a motion by the plaintiffs for partial summary judgment.

     In March 2004, the SEC approved a cease-and-desist order settling an administrative action against us relating to round trip trading. The order did not assess a fine and we neither admitted nor denied the order's findings.

     We have notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company) ("CMS FIELD SERVICES") appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an ongoing investigation by the DOJ regarding this matter. On November 25, 2003, the Commodity Futures Trading Commission ("CFTC") issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. CMS Energy neither admitted nor denied the findings of the CFTC in the settlement order. The CFTC filed a civil injunctive action against two former CMS Field Services employees in Oklahoma federal district court on February 1, 2005. The action alleges the two engaged in reporting false natural gas trade information, and the action seeks to enjoin such acts, compel compliance with the Commodities Exchange Act and impose monetary penalties.

     We have also been named as a defendant in a number of gas industry civil lawsuits regarding inaccurate gas trade reporting that include claims alleging manipulation of New York Mercantile Exchange natural gas futures and options prices, price-fixing conspiracies and artificial inflation of natural gas retail prices in California, Kansas and Tennessee.

     We cannot predict the outcome of the DOJ investigations and the lawsuits. It is possible that the outcome in one or more of the investigations or the lawsuits could adversely affect our financial condition, liquidity or results of operations.

     WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN LAWSUIT.

     We are a defendant, along with Consumers, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of our common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. In March 2004, the judge granted in part, but denied in part, CMS Energy's motion to dismiss the complaint. The judge has conditionally granted plaintiffs' motion for class certification. A trial date has not been set, but is expected to be no earlier than mid-2006.

     We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

     WE CANNOT PREDICT THE OUTCOME OF CLAIMS REGARDING OUR PARTICIPATION IN THE DEVELOPMENT OF BAY HARBOR OR OTHER LITIGATION IN WHICH SUBSTANTIAL MONETARY CLAIMS ARE INVOLVED.

     Certain subsidiaries of CMS Energy participated in the development of Bay Harbor, a residential/commercial real estate project developed on the site of a discontinued cement plant and quarry operation near Petoskey, Michigan ("BAY HARBOR"). As part of the development of Bay Harbor which went forward under an agreement with the Michigan Department of Environmental Quality ("MDEQ"), a third party constructed a golf course over several abandoned cement kiln dust ("CKD") piles, leftover from the former cement plant operation on the Bay Harbor site. Pursuant to the agreement with the MDEQ, CMS Energy constructed a water collection system to recover seep water from one of the CKD piles. In 2002, CMS Energy sold its interest in Bay Harbor, but retained its obligations under previous environmental indemnifications entered into at the inception of the project.

     In September 2004, the MDEQ issued a notice of noncompliance ("NON"), after finding high pH-seep water in Lake Michigan adjacent to the property. The MDEQ also found higher than acceptable levels of heavy metals, including mercury, in the seep water.

     In February 2005, the U.S. Environmental Protection Agency ("EPA") executed an Administrative Order on Consent ("AOC") to address problems at Bay Harbor, upon the consent of CMS Land Company, a subsidiary of Enterprises ("CMS LAND"), and CMS Capital, LLC, a subsidiary of CMS Energy. Under the AOC, CMS Energy is generally obligated, among other things, to: (i) engage in measures to restrict access to seep areas, install methods to interrupt the flow of seep water to Lake Michigan, and take other measures as may be required by the EPA under an approved "removal action work plan"; (ii) investigate and study the extent of hazardous substances at the site, evaluate alternatives to address a long-term remedy, and issue a report of the investigation and study; and (iii) within 120 days after EPA approval of the investigation report, enter into an enforceable agreement with the MDEQ to address a long-term remedy under certain criteria set forth in the AOC. The EPA approved a final removal action work plan in September 2005.

     The EPA-approved removal action work plan provides for fencing of affected beach-front areas and the installation of an underground leachate collection system, among other elements. The EPA's approvals also specify that a backup "containment and isolation system," involving dams or barriers in the lake, could be required in certain areas, if the collection system is ineffective.

     Several parties have issued demand letters to CMS Energy claiming breach of the indemnification provisions, making requests for payment of their expenses related to the NON and/or claiming damages to property or personal injury with regard to the matter. Several landowners have threatened litigation in the event their demands are not met and owners of one parcel have filed a lawsuit in Emmet County Circuit Court against CMS Energy and several of its subsidiaries, as well as Bay Harbor Company LLC and David Johnson, one of the developers at Bay Harbor. CMS Energy responded to the indemnification claims by stating that it had not breached its indemnity obligations, it will comply with the indemnities, it has restarted the seep water collection facility and it has responded to the NON. CMS Energy has entered into negotiations with several landowners at Bay Harbor for access as necessary to implement remediation measures, and will defend vigorously any property damage and personal injury claims or lawsuits.

     On November 18, 2005, the MDEQ issued a notice of violation and escalated enforcement action under Part 31 of Michigan's Natural Resources and Environmental Protection Act, relating to a release of CKD leachate that accidentally occurred during the construction of a leachate collection system being installed by CMS Land in order to meet the terms of the AOC. The MDEQ's enforcement activity could include a civil penalty. CMS Land will vigorously defend the claimed notice of violation. In addition, there are indications that CKD may be located on the beach at the west end of the collection system installation. As a result, construction in the affected area has been halted pending further investigation.

     CMS Energy recorded a liability for its obligations associated with this matter in the amount of $45 million in the fourth quarter of 2004. Under the AOC, CMS Land is presently conducting a remedial investigation of the site, which includes the gathering and analysis of data to be utilized in arriving at a permanent fix. CMS Energy is in the process of evaluating the effect of recent construction events and site-related data on its cost projections and reserves for this matter. An adverse outcome of this matter could, depending on the amount of any indemnification obligation or liability under the environmental laws, result in an increase in the recorded liability, have a potentially significant adverse effect on CMS Energy's financial condition and liquidity and negatively impact CMS Energy's financial results. CMS Energy cannot predict the ultimate cost or outcome of this matter.

     In addition to the litigation and proceedings discussed above, CMS Energy or various of our subsidiaries are parties in other pending litigation in which substantial monetary damages are sought. These proceedings, certain of which are described in CMS Energy's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004 -- Notes to Consolidated Financial Statements --
Note 3, include arbitration and litigation relating to DIG. An adverse outcome in one or more of these cases could, depending on the timing and size of any award and the availability of insurance or reimbursement from third parties, have an adverse effect on our financial condition, liquidity or results of operations.

     REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR DOMESTIC ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

     Consumers has in the last several years experienced, and expects to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. As of October 2005, we had lost 754 MW of our electric generation business to these alternative electric suppliers. This is, however, down from 877 MW in October 2004, a decrease of 14 percent. We expect this trend down to continue through the end of 2005. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

     ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR COSTS FROM OUR CUSTOMERS.

     Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

     In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act, residential rates were reduced by five percent and then capped through at least December 31, 2005. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether or not Consumers exceeds the market power supply test established by the legislation (a requirement that Consumers believes itself to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate cap could, however, result in Consumers being unable to collect customer rates sufficient to recover fully its cost of conducting business. Some of these costs may be beyond Consumers' ability to control. In particular, if Consumers needs to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for Consumers to recover fully the cost of purchased power and associated transmission costs through the rates it charges its customers. As a result, it is not certain that Consumers can maintain its profit margins in its electric utility business during the period of the rate freeze or rate cap.

     Consumers filed an electric rate case with the MPSC in December 2004 for approximately $320 million in rate increases. The primary reasons for the request are load migration to alternative electric suppliers, increased system maintenance and improvement costs, Clean Air Act-related expenditures and employee pension costs. In April 2005, Consumers filed updated debt and equity information in this case.

     In June 2005, the MPSC staff filed its position in this case, recommending a base rate increase of $98 million. The MPSC staff also recommended an 11.25 percent return on equity to establish rates and recognized all of our projected equity investment (infusions and retained earnings) in 2006. In August 2005, Consumers revised its request for an annual increase in revenues to approximately $197 million, and the MPSC staff revised its recommendation to $100 million. In October 2005, the administrative law judge issued a proposal for decision recommending a base rate increase of $112 million and an 11.25 percent authorized return on equity. On November 15, 2005, the MPSC staff recommended in its Replies to Exceptions that no adjustment be made to the case as a result of the MCV impairment. See "As a result of the impairment of our interest in the MCV Partnership, the amount of equity investment used for rate making purposes included in Consumers' electric and gas rate cases could be reduced by the MPSC, thereby reducing revenues to Consumers which could ultimately affect dividends to CMS" below. The MPSC staff also stated that an evaluation of the total impact of the MCV project on the cost of capital and capital could be determined in the next Consumers rate making proceeding. We expect a final order from the MPSC in late 2005. If approved as requested, the rate increase would go into effect in January 2006 and would apply to all retail electric customers. We cannot predict the amount or timing of the rate increase, if any, which the MPSC will approve.

     There are multiple proceedings pending before the Federal Energy Regulatory Commission ("FERC") involving transmission rates, regional transmission organizations and electric bulk power markets and transmission. FERC is also reviewing the standards under which electric utilities are allowed to participate in wholesale power markets without price restrictions. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

     OUR ABILITY TO RECOVER CERTAIN REGULATORY ASSETS UNDER SECTION 10(D)(4) OF THE CUSTOMER CHOICE ACT MAY AFFECT OUR FINANCIAL RESULTS.

     Section 10(d)(4) of the Customer Choice Act allows Consumers to recover certain regulatory assets through deferred recovery of annual capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the rate freeze and rate cap periods, including the cost of money. See "Electric industry regulation could adversely affect our business, including our ability to recover our costs from our customers." In October 2004, Consumers filed an application with the MPSC seeking recovery of $628 million in costs from 2000 through 2005 under Section 10(d)(4) consisting of:

     -    capital expenditures in excess of depreciation;

     -    Clean Air Act costs;

     - other expenses related to changes in law or governmental action incurred during the rate freeze and rate cap periods; and

     -    the associated cost of money through the period of collection.

Of the $628 million, $152 million relates to the cost of money.

     As allowed by the Customer Choice Act, Consumers accrues and defers for recovery a portion of its Section 10(d)(4) regulatory assets. In March 2005, the MPSC staff filed testimony recommending that the MPSC approve recovery of approximately $323 million in Section 10(d)(4) costs, which includes the cost of money through the period of collection. In June 2005, the administrative law judge issued a proposal for decision recommending that the MPSC approve recovery of the same Section 10(d)(4) costs recommended by the MPSC staff. However, Consumers may have the opportunity to recover certain costs included in its application alternatively in other cases pending before the MPSC. We cannot predict the amount, if any, the MPSC will approve as recoverable, and failure to recover these regulatory assets could adversely affect our financial condition. At September 30, 2005, total recorded Section 10(d)(4) regulatory assets were $201 million.

     WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

     We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air and water laws, will be significant.

     In 1998, the EPA issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $815 million. As of September 30, 2005, Consumers has incurred $589 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining $226 million of capital expenditures will be incurred between 2005 and 2011. These expenditures include installing selective catalytic reduction control technology at four of Consumers' coal-fired electric plants. In addition to modifying the coal-fired electric plants, Consumers expects to utilize nitrogen oxide emissions allowances for the years 2006 through 2008, of which 90 percent have been obtained. The cost of the allowances is estimated to average $5 million per year for 2006 through 2008. The estimated costs are based on the average cost of the purchased, allocated and exchanged allowances. The need for allowances will decrease after 2006 with the installation of selective catalytic reduction control technology.

     Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, subject to an MPSC prudency hearing, shall be accrued and deferred for recovery. After notice and hearing, the MPSC shall determine the amount of reasonable and prudent costs, if any, to be recovered and the recovery period.

     The EPA recently adopted the Clean Air Interstate Rule that requires additional coal-fired electric plant emission controls for nitrogen oxides and sulfur dioxide. The rule includes a two-phase program to reduce emissions of sulfur dioxide by 71 percent and nitrogen oxides by 63 percent by 2015.

     In May 2005, the EPA issued the Clean Air Mercury Rule, which requires initial reductions of mercury emissions from coal-fired electric power plants by 2010 and further reductions by 2018. While the industry has not reached a consensus on the technical methods for curtailing mercury emissions, Consumers' capital and operating costs for mercury emissions reductions are expected to be significantly less than what is required for nitrogen oxide compliance.

     In August 2005, the MDEQ filed a motion to intervene in a court challenge to certain aspects of the EPA's Clean Air Mercury Rule, asserting that the rule is inadequate. The MDEQ has not indicated the direction that it will pursue to meet or exceed the EPA requirements through a state rulemaking. We are actively participating in dialogue with the MDEQ regarding potential paths for controlling mercury emissions and meeting the EPA requirements. In October 2005, the EPA announced it would reconsider certain aspects of the Clean Air Mercury Rule. We cannot predict the outcome of this proceeding.

     These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

     AS A RESULT OF THE IMPAIRMENT OF OUR INTEREST IN THE MCV PARTNERSHIP, THE AMOUNT OF EQUITY INVESTMENT USED FOR RATE MAKING PURPOSES INCLUDED IN CONSUMERS' ELECTRIC AND GAS RATE CASES COULD BE REDUCED BY THE MPSC, THEREBY REDUCING REVENUES TO CONSUMERS WHICH COULD ULTIMATELY AFFECT DIVIDENDS TO CMS.

     The impairment of the MCV Partnership resulted in a charge of $1.159 billion to recognize the reduction of the fair value of the MCV Facility, thereby reducing the equity of Consumers. See "Periodic reviews of the values of our assets could result in additional accounting charges such as the recent asset impairment charges we took relating to our interest in the MCV Partnership" above. Consumers' equity base is used to establish its rates. As a result, it is possible that Consumers may have to reduce the amount of equity investment included in its electric and gas rate cases. This would reduce revenues to Consumers and would negatively impact its ability to pay us dividends. On November 15, 2005, the MPSC staff recommended in its Replies to Exceptions in Consumers' current electric rate case that no adjustment be made to the case as a result of the MCV impairment. The MPSC staff also stated that an evaluation of the total impact of the MCV project on the cost of capital and capital could be determined in the next Consumers rate making proceeding. We cannot predict the amount, if any, of such reduction.

     WE RETAIN CONTINGENT LIABILITIES IN CONNECTION WITH OUR ASSET SALES.

     The agreements we enter into for the sale of assets customarily include provisions whereby we are required to:

     - retain specified preexisting liabilities such as for taxes and pensions;

     - indemnify the buyers against specified risks, including the inaccuracy of representations and warranties we make; and

     - require payments to the buyers depending on the outcome of post-closing adjustments, audits or other reviews.

     Many of these contingent liabilities can remain open for extended periods of time after the sales are closed. Depending on the extent to which the buyers may ultimately seek to enforce their rights under these contractual provisions, and the resolution of any disputes we may have concerning them, these liabilities could have a material adverse effect on our financial condition, liquidity and results of operations.

     We have received a request for indemnification from the purchaser of CMS Oil and Gas Company, a former subsidiary of CMS. The indemnification claim relates to the sale by CMS of its oil, gas and methanol projects in Equatorial Guinea and the claim of the government of Equatorial Guinea that $142 million in taxes is owed it in connection with that sale. Based on information currently available, CMS and its tax advisors have concluded that the government's tax claim is without merit and the purchaser of CMS Oil and Gas Company has submitted a response to the government rejecting the claim. An adverse outcome of this claim could have a material adverse effect on our financial condition, liquidity and results of operations.

     OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

     The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

     WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS THAT ARE SUBJECT TO POSSIBLE NATIONALIZATION, EXPROPRIATION OR INABILITY TO CONVERT CURRENCY.

     Our investments in selected international markets in electric generating facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of international facilities. Although we maintain insurance for various risk exposures, including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases an investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and our financial position and results of operations.

     International investments of the type we have made are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

     The local foreign currency may be devalued, the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

     OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

     Consumers owns the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation, including the risks associated with the operation of plant facilities and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Consumers' plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

     CONSUMERS CURRENTLY UNDERRECOVERS IN ITS RATES ITS PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND IS ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH ITS EQUITY AND LESSOR INVESTMENTS.

     Consumers' power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that Consumers will incur estimated cash underrecoveries of payments under the PPA aggregating $150 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a "regulatory out" under the PPA which Consumers believes it has the right to do after satisfying its obligation to "support and defend" full recovery of PPA charges from customers. The MCV Partnership has indicated that it may take issue with our exercise of the regulatory out clause after September 2007. The effect of exercise of the regulatory out clause would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on Consumers' equity and lessor interests in the MCV Facility.

     Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Natural gas prices have increased substantially in recent years and throughout 2005. In the third quarter of 2005, the MCV Partnership reevaluated the economics of operating the MCV Facility and determined that an impairment was required. For additional details on the impairment of the MCV Facility, see "Periodic reviews of the values of our assets could result in additional accounting charges such as the recent asset impairment charges we took relating to our interest in the MCV Partnership" above. We are currently in discussions with our partners and certain owner participants to develop a new long-term strategy with respect to the MCV Facility. If we are not ultimately successful in developing a new long-term strategy we may have to take a further impairment charge of our equity or lessor interest in the MCV Facility. We cannot predict the success of our ability to develop such a strategy and our failure to do so may have an adverse effect on our financial condition, liquidity and results of operation.

     In January 2005, the MPSC issued an order approving the Resource Conservation Plan (the "RCP"), with modifications. The RCP allows us to recover the same amount of capacity and fixed energy charges from customers as approved in prior MPSC orders. However, we are able to dispatch the MCV Facility on the basis of natural gas market prices, which reduces the MCV Facility's annual production of electricity and, as a result, reduces the MCV Facility's consumption of natural gas by an estimated 30 to 40 bcf annually. This decrease in the quantity of high-priced natural gas consumed by the MCV Facility will benefit our ownership interest in the MCV Partnership.

     The substantial MCV Facility fuel cost savings are first used to offset fully the cost of replacement power. Second, $5 million annually, funded jointly by Consumers and the MCV Partnership, are contributed to our Renewable Resources Program. Remaining savings are split between the MCV Partnership and Consumers. Consumers' direct savings are shared 50 percent with its customers in 2005 and 70 percent in 2006 and beyond. Consumers' direct savings from the RCP, after allocating a portion to customers, are used to offset our capacity and fixed energy underrecoveries expense. Since the MPSC has excluded these underrecoveries from the rate making process, we anticipate that our savings from the RCP will not affect our return on equity used in our base rate filings.

     In January 2005, Consumers and the MCV Partnership's general partners accepted the terms of the order and implemented the RCP. The underlying agreement for the RCP between Consumers and the MCV Partnership extends through the term of the MCV PPA. However, either party may terminate that agreement under certain conditions. In February 2005, a group of intervenors in the RCP case filed for rehearing of the MPSC order. The Attorney General also filed an appeal with the Michigan Court of Appeals. We cannot predict the outcome of these matters.

     We cannot estimate, at this time, the impact of these issues on Consumers' future earnings or cash flow from its interest in the MCV Partnership. Our ability to develop a new long-term strategy with respect to the MCV Facility, the future price of natural gas and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the three most significant variables in the analysis of the MCV Partnership's future financial performance. It is not presently possible for us to predict the success of our ability to develop a new long-term strategy with respect to the MCV Facility, the future price of natural gas, or the actions of the MPSC in 2007 or later. For these reasons, at this time we cannot predict the impact of these issues on Consumers' future earnings or cash flows or on the value of its equity interest in the MCV Partnership and our lessor interest in the FMLP.

     CONSUMERS' ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO CONSUMERS OR INCREASED VOLATILITY OF ITS EARNINGS.

     Consumers is exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose Consumers to commodity price risk. A substantial portion of Consumers' operating expenses for its plants consists of the costs of obtaining these commodities. Consumers manages these risks using established policies and procedures, and it may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing Consumers' pricing risk, or that they will not result in net liabilities to Consumers as a result of future volatility in these markets.

     Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such positions. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, Consumers may not be able to execute its risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

     In addition, Consumers currently has a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from its industrial and large commercial customers, but not from its residential or small commercial customers. Therefore, to the extent that Consumers has not hedged its fuel costs and to the extent fuel for its electric generating facilities must be purchased on the open market in order for Consumers to serve its residential and small commercial customers, Consumers is exposed to changes in fuel prices.

RISKS RELATED TO THE NOTES

     WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO PURCHASE NOTES UPON A CHANGE IN CONTROL.

     In the event of a Change in Control of CMS Energy, each Holder of Notes may require us to purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the Notes will be limited by the terms of our other debt agreements and our ability to finance the purchase. It is expected that we will issue additional debt with similar change of control provisions in the future. If this occurs, the financial requirements for any purchases could be increased significantly. In addition, the terms of any debt securities issued to purchase debt under these change of control provisions may be unfavorable to us. We cannot assure Holders of Notes that we will be able to finance these purchase obligations or obtain consents to do so from Holders of Notes under other debt agreements restricting these purchases.

     WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The Notes are a new issue of securities for which there currently is no active trading market. As we do not intend to apply to list the Notes for trading on any national securities exchange or to include the Notes in any automated quotation system, we cannot assure you that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the Holders to sell their Notes or the price at which Holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the Notes on any securities exchange or any automated quotation system.

                                 USE OF PROCEEDS

     We estimate that the proceeds of the offering of the Notes, after deducting underwriters' discounts and commissions and offering expenses, will aggregate approximately $ million. We intend to use all of the proceeds of this offering to extinguish obligations of approximately $109 million under one of our gas supply contracts (for which we expect to pay approximately $118 million), to pay expenses incurred in paying down the obligations under such contract and for general corporate purposes. If the closing of the extinguishment of the gas supply contract does not occur for any reason, we intend to use the proceeds of this offering for general corporate purposes, which may include retiring debt or making capital infusions into Consumers.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the nine months ended September 30, 2005 and each of the years ended December 31, 2000 through 2004 is as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                          NINE MONTHS ENDED   ------------------------------------
                                         SEPTEMBER 30, 2005   2004    2003    2002    2001    2000
                                         ------------------   ----   -----   -----   -----   -----
Ratio of earnings to fixed charges....          --(1)         1.12   --(2)   --(3)   --(4)   --(5)

----------
(1) For the nine months ended September 30, 2005, fixed charges exceeded earnings by $601 million. Earnings as defined include $1.184 billion of asset impairment charges.

(2) For the year ended December 31, 2003, fixed charges exceeded earnings by $34 million. Earnings as defined include $95 million of asset impairment charges.

(3) For the year ended December 31, 2002, fixed charges exceeded earnings by $488 million. Earnings as defined include $602 million of asset impairment charges.

(4) For the year ended December 31, 2001, fixed charges exceeded earnings by $395 million. Earnings as defined include $323 million of asset impairment charges.

(5) For the year ended December 31, 2000, fixed charges exceeded earnings by $220 million. Earnings as defined include $329 million of asset impairment charges.

     For the purpose of computing the ratio, earnings represent income before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2005 on an actual basis and as adjusted to reflect the sale of Notes in this offering and the application of the net proceeds as described under "Use of Proceeds" assuming that such net proceeds are applied to extinguish obligations under one of our gas supply contracts as described therein. This table should be read in conjunction with our consolidated financial statements and related notes and other financial information also incorporated by reference in this prospectus supplement. See "Where You Can Find More Information."

                                                                    AT SEPTEMBER 30, 2005
                                                                 --------------------------
                                                                             AS ADJUSTED
                                                                 ACTUAL   FOR THIS OFFERING
                                                                 ------   -----------------
                                                                     (UNAUDITED, DOLLARS
                                                                        IN MILLIONS)
Current portion of long-term debt, capital and finance leases,
   and long-term debt-related parties.........................   $  441         $  441
                                                                 ======         ======
Non-current portion of capital and finance lease obligations..   $  299         $  299
Long-term debt:
   % Senior Notes due 2015 (a)................................       --            125
   Other long-term debt (excluding current portion)...........    6,521          6,521
Long-term debt -- related parties.............................      178            178
Preferred stock...............................................      261            261
Preferred stock of subsidiary.................................       44             44
Common stockholders' equity (b)...............................    2,311          2,304
                                                                 ------         ------
   Total capitalization.......................................   $9,614         $9,732
                                                                 ======         ======

----------
(a) Proceeds from this offering are expected to be used to pay down $114 million, as of September 30, 2005, of current and non-current gas contract supply obligations under one gas supply contract as described in "Use of Proceeds." However, during the period between September 30, 2005 and November 30, 2005, we provided gas pursuant to that gas supply contract. As a result, the current and non-current gas contract supply obligations as of November 30, 2005 were $109 million. Any remaining proceeds of the offering will be used for expenses incurred in paying down that gas supply contract. If we do not use the proceeds to extinguish that gas supply contract as discussed in "Use of Proceeds," we will use the proceeds for general corporate purposes, which may include retiring debt or making capital infusions into Consumers.

(b) Reflects the estimated net loss of approximately $6.5 million on the buyout of one of our gas supply contracts.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued as a series of senior debentures under the senior debt indenture as supplemented by a supplemental indenture thereto dated as of December , 2005 (the "SUPPLEMENTAL INDENTURE"), and will be initially limited in aggregate principal amount to $125 million. The senior debt indenture permits us to "re-open" this offering of the Notes without the consent of the Holders of the Notes. Accordingly, the principal amount of the Notes may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the Notes being offered by this prospectus supplement, provided that such additional notes must be part of the same issue as the Notes offered hereby for United States federal income tax purposes. The Notes offered by this prospectus supplement and any such additional notes will constitute a single series of debt securities. This means that, in circumstances where the senior debt indenture provides for the holders of notes to vote or take any action, the Holders of Notes offered by this prospectus supplement and the holders of any such additional notes will vote or take that action as a single class. The Notes will be unsecured and unsubordinated senior debt securities of CMS Energy.

     As of September 30, 2005, we had outstanding approximately $2.4 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible trust preferred securities but excluding approximately $4.7 billion of indebtedness of our subsidiaries. In May 2005, CMS Energy entered into the Sixth Amended and Restated Credit Agreement in the amount of approximately $300 million. This facility is secured and the Notes are junior to such indebtedness as to the assets pledged. As of September 30, 2005 there were approximately $98 million of letters of credit outstanding under the Sixth Amended and Restated Credit Agreement. Except for the amount outstanding under the Sixth Amended and Restated Credit Agreement, none of our indebtedness is senior to the Notes as to our assets. The Notes are structurally subordinated to approximately $4.7 billion of our subsidiaries' debt.

     We may issue debt securities from time to time in one or more series under the senior debt indenture. There is no limitation on the amount of debt securities we may issue under the senior debt indenture.

     The statements herein concerning the Notes and the senior debt indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the senior debt indenture, including the Supplemental Indenture, a copy of which will be available upon request to the Trustee.

STRUCTURAL SUBORDINATION

     CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit CMS Energy's ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the Notes. In addition, the Notes will be effectively subordinated to all of the liabilities of CMS Energy's subsidiaries with regard to the assets and earnings of CMS Energy's subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. CMS Energy's rights and the rights of its creditors, including Holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiaries' creditors, including trade creditors.

     Of the approximately $7.1 billion of our consolidated indebtedness as of September 30, 2005, approximately $4.7 billion was indebtedness of our subsidiaries. Payments on that indebtedness are prior in right of payment to dividends paid to us by our subsidiaries.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Notes, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' Restated Articles of Incorporation ("ARTICLES") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "PREFERRED SECURITIES INDENTURE"), and a certain preferred securities guarantee by Consumers dated May 31, 2001 (the "CONSUMERS PREFERRED SECURITIES GUARANTEE"), in connection with which the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred Securities Guarantee or certain Consumers common stock guarantees or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' ability to pay dividends is also restricted by the Third Amended and Restated Credit Agreement dated as of May 18, 2005 among Consumers, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions named therein. Pursuant to this loan agreement, so long as there exists no event of default under this agreement, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

     Consumers is subject to the Federal Power Act and the Natural Gas Act. These Acts limit Consumers' ability to pay dividends from its retained earnings. As of September 30, 2005, Consumers' retained earnings were $314 million.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

PAYMENT AND MATURITY

     The Notes will mature on __________ 2015, and will bear interest at the rate of _____% per year. At maturity, CMS Energy will pay the aggregate principal amount of the Notes then outstanding. Each Note will bear interest from the original date of issue, payable semiannually in arrears on __________ and __________, commencing on ______ 2006, and at maturity. Interest will be paid to the person in whose name the Notes are registered at the close of business fifteen days prior to the interest payment date. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30 day months.

     In any case where any interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Change in Control) of any Note shall not be a Business Day (as defined herein) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Change in Control); and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to such Business Day.

REGISTRATION, TRANSFER AND EXCHANGE

     The Notes will be initially issued in the form of one or more Notes in registered, global form, without coupons, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry System." The Global Notes will be registered in the name of the nominee of DTC. Except as described under "Book-Entry System," owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the senior debt indenture.

OPTIONAL REDEMPTION

     The Notes will be redeemable at CMS Energy's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus the Applicable Premium (as defined below), if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date. In no event will the redemption price be less than 100% of the principal amount of the Notes plus accrued interest, if any, thereon to the redemption date.

     The following definitions are used to determine the Applicable Premium:

     "APPLICABLE PREMIUM" means, with respect to a Note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such Note (or portion thereof) being redeemed plus all interest payments due on such Note (or portion thereof) after the redemption date, which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

     "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "STATISTICAL RELEASE")) which has become publicly available at least two Business Days prior to the redemption date or, in case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to stated maturity of the Notes; provided, however, that if the average life to stated maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

     If the original redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on the record date, and no additional interest will be payable to Holders whose Notes shall be subject to redemption.

     If less than all of the Notes are to be redeemed, the Trustee under the senior debt indenture shall select, in such manner as it shall deem appropriate and fair, the particular Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless CMS Energy shall default in the payment of the Notes or portions thereof to be redeemed at the applicable redemption price, together with accrued interest, if any, thereon to such date), interest on the Notes or the portions thereof so called for redemption shall cease to accrue.

     No sinking fund is provided for the Notes.

PURCHASE OF NOTES UPON CHANGE IN CONTROL

     In the event of any Change in Control (as defined below) each Holder of a Note will have the right, at such Holder's option, subject to the terms and conditions of the senior debt indenture, to require CMS Energy to repurchase all or any part of such Holder's Note on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the "CHANGE IN CONTROL PURCHASE DATE") after the mailing of written notice by CMS Energy of the occurrence of such Change in Control, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, if any, thereon to the Change in Control Purchase Date (the "CHANGE IN CONTROL PURCHASE PRICE").

     Within 30 days after the Change in Control Purchase Date, CMS Energy is obligated to mail to each Holder of a Note a notice regarding the Change in Control, which notice shall state, among other things:

     - that a Change in Control has occurred and that each such Holder has the right to require CMS Energy to repurchase all or any part of such Holder's Notes at the Change in Control Purchase Price;

     -    the Change in Control Purchase Price;

     -    the Change in Control Purchase Date;

     -    the name and address of the paying agent; and

     - the procedures that Holders must follow to cause the Notes to be repurchased.

     To exercise this right, a Holder must deliver a written notice (the "CHANGE IN CONTROL PURCHASE NOTICE") to the paying agent at its corporate trust office in Detroit, Michigan, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state:

     - the portion of the principal amount of any Notes to be repurchased, which must be $1,000 or an integral multiple thereof;

     - that such Notes are to be repurchased by CMS Energy pursuant to the applicable change-in-control provisions of the senior debt indenture; and

     - unless the Notes are represented by one or more Global Notes, the certificate numbers of the Notes to be repurchased.

     Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can require CMS Energy to repurchase Notes upon a Change in Control. To obtain repayment with respect to such Note upon a Change in Control, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (1) the Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States and (2) instructions to such broker or other entity to notify DTC of such beneficial owner's desire to cause CMS Energy to repurchase such Notes. Such broker or other entity will provide to the paying agent (1) a Change in Control Purchase Notice received from such beneficial owner and (2) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by CMS Energy.

     Payment of the Change in Control Purchase Price for a Note in registered, certificated form (a "CERTIFICATED NOTE") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the paying agent at its office in Detroit, Michigan, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Certificated Note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Certificated Note.

     If the paying agent holds, in accordance with the terms of the senior debt indenture, money sufficient to pay the Change in Control Purchase Price of a Note on the Business Day following the Change in Control Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Note).

     Under the senior debt indenture, a "CHANGE IN CONTROL" means an event or series of events by which:

     - CMS Energy ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of CMS Energy or Consumers, any direct or indirect transfer of securities by CMS Energy or Consumers, any merger, consolidation, liquidation or dissolution of CMS Energy or Consumers or otherwise); or any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of CMS Energy; or

     - CMS Energy consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into CMS Energy, in either event pursuant to a transaction in which the outstanding Voting Stock of CMS Energy is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of CMS Energy is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of CMS Energy immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

     The senior debt indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by CMS Energy to purchase Notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of CMS Energy by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the underwriters. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

     No Note may be repurchased by CMS Energy as a result of a Change in Control if there has occurred and is continuing an Event of Default described under "Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to the Notes). In addition, CMS Energy's ability to purchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN RESTRICTIVE COVENANTS

     The senior debt indenture contains the covenants described below. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

LIMITATION ON RESTRICTED PAYMENTS

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Restricted Payments," CMS Energy will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on the Capital Stock of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary);

     - purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "RESTRICTED PAYMENT"), if at the time CMS Energy or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

     The foregoing provisions will not prohibit:

     - dividends or other distributions paid in respect of any class of Capital Stock issued by CMS Energy in connection with the acquisition of any business or assets by CMS Energy or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

     - any purchase or redemption of Capital Stock of CMS Energy made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CMS Energy (other than Redeemable Stock or Exchangeable Stock);

     - dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or

     -    payments pursuant to the Tax Sharing Agreement.

LIMITATION ON CERTAIN LIENS

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any Lien, provided, that no event of default shall have occurred and be continuing (or result therefrom) at the time of payment of such dividend upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of CMS Energy, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of CMS Energy at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialman's, mechanic's and similar liens and certain purchase money liens.

LIMITATION ON ASSET SALES

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, CMS Energy may not sell, transfer or otherwise dispose of any property or assets of CMS Energy, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "ASSET SALE") unless CMS Energy shall (1) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of CMS Energy which is pari passu with the Notes, (2) invest an equal amount not so used in clause (1) in property or assets of a related business within 24 months after the date of the Asset Sale (the "APPLICATION PERIOD") or (3) apply such excess Net Cash Proceeds not so used in clause (1) or (2) (the "EXCESS PROCEEDS") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes on the relevant purchase date and unpaid interest, if any, to the purchase date. CMS Energy shall only be required to make an offer to purchase Notes from Holders pursuant to clause (3) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

     The procedures to be followed by CMS Energy in making an offer to purchase Notes from the Holders with Excess Proceeds, and the acceptance of such offer by the Holders, shall be the same as those set forth above in "Purchase of Notes Upon Change in Control" with respect to a Change in Control.

LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     In addition to the terms of the senior debt indenture relating to consolidations or mergers described below under "Consolidation, Merger or Sale of Assets", so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" (but not from the provisions described below which permit a consolidation or merger provided that the surviving corporation assumes the obligations of CMS Energy under the Notes and the senior debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia), CMS Energy shall not consolidate with or merge into any other Person or sell, lease or convey the property of CMS Energy in the entirety or substantially as an entirety, unless
(1) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of CMS Energy immediately prior to the transaction and (2) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "Limitation on Consolidated Indebtedness." Notwithstanding the foregoing provisions, such a transaction may constitute a Change in Control as described in "Purchase of Notes Upon Change in Control" and give rise to the right of a Holder to require CMS Energy to repurchase all or part of such Holder's Note.

LIMITATION ON CONSOLIDATED INDEBTEDNESS

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," CMS Energy will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, for this purpose, "ISSUE"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of CMS Energy and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of CMS Energy and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by CMS Energy or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.6 to 1.0.

     The foregoing limitation is subject to exceptions for:

     -    Indebtedness of Consumers;

     - Indebtedness of CMS Energy to banks not to exceed $1 billion in aggregate outstanding principal amount at any time;

     - Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof;

     - certain refinancings and Indebtedness of CMS Energy to a Subsidiary or by a Subsidiary to CMS Energy;

     - Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets; provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary;

     - Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

     - Indebtedness issued by CMS Energy not to exceed $150 million in aggregate outstanding principal amount at any time; and

     - Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers; provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the senior debt indenture. Reference is made to the senior debt indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

     "BUSINESS DAY" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

     "CAPITAL LEASE OBLIGATION" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "CAPITAL STOCK" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "CMS ELECTRIC AND GAS" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CONSOLIDATED ASSETS" means, at any date of determination, the aggregate assets of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "CONSOLIDATED COVERAGE RATIO" with respect to any period means the ratio of
(1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

     "CONSOLIDATED CURRENT LIABILITIES" means, for any period, the aggregate amount of liabilities of CMS Energy and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between CMS Energy and any Consolidated Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "CONSOLIDATED INDEBTEDNESS" means, at any date of determination, the aggregate Indebtedness of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense in respect of Consolidated Indebtedness of CMS Energy and its Consolidated Subsidiaries, including, without duplication:

     -    interest expense attributable to capital leases;

     -    amortization of debt discount;

     -    capitalized interest;

     -    cash and noncash interest payments;

     - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     - net costs under interest rate protection agreements (including amortization of discount); and

     - interest expense in respect of obligations of other Persons deemed to be Indebtedness of CMS Energy or any Consolidated Subsidiaries under the fifth or sixth bullet points of the definition of Indebtedness;

provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary.

     "CONSOLIDATED NET INCOME" means, for any period, the net income of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

     - any net income of any Person if such Person is not a Subsidiary, except that (A) CMS Energy's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CMS Energy or a Consolidated Subsidiary as a dividend or other distribution and (B) CMS Energy's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     - any net income of any Person acquired by CMS Energy or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     - any gain or loss realized upon the sale or other disposition of any property, plant or equipment of CMS Energy or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

     - any net income of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this bullet point, any cash, dividends or distributions of any such Subsidiary to CMS Energy shall be included in calculating Consolidated Net Income.

     "CONSOLIDATED NET TANGIBLE ASSETS" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

     -    Consolidated Current Liabilities;

     - minority interests in Consolidated Subsidiaries held by Persons other than CMS Energy or a Restricted Subsidiary;

     - excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by resolutions of the Board of Directors;

     - any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

     - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     -    treasury stock; and

     - any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "CONSOLIDATED NET WORTH" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "CONSOLIDATED SUBSIDIARY" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.

     "DESIGNATED ENTERPRISES SUBSIDIARY" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

     "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "HOLDER" means the Person in whose name a Note is registered in the security register kept by CMS Energy for that purpose.

     "HYBRID PREFERRED SECURITIES" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

     - such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to CMS Energy or Consumers in exchange for subordinated debt issued by CMS Energy or Consumers, respectively;

     - such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

     - CMS Energy or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

     "HYBRID PREFERRED SECURITIES SUBSIDIARY" means any business trust (or similar entity):

     - all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of CMS Energy or Consumers) at all times by CMS Energy or Consumers;

     - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

     - substantially all of the assets of which consist at all times solely of subordinated debt issued by CMS Energy or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

     "INDEBTEDNESS" of any Person means, without duplication:

     - the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     -    all Capital Lease Obligations of such Person;

     - all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     - all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     - all obligations of the type referred to in the bullet points above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

     - all obligations of the type referred to in the bullet points above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "LIEN" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "NET CASH PROCEEDS" means (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CMS Energy and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by CMS Energy or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "NON-CONVERTIBLE CAPITAL STOCK" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "OPERATING CASH FLOW" means, for any period, with respect to CMS Energy and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, amortization expense and any non-cash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "OTHER RATING AGENCY" shall mean any one of Fitch, Inc. or Moody's Investors Service, Inc., and any successor to any of these organizations that is a nationally recognized statistical rating organization.

     "PAYING AGENT" means any person authorized by CMS Energy to pay the principal of (and premium, if any) or interest on any of the Notes on behalf of CMS Energy. Initially, the paying agent is the Trustee under the senior debt indenture.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

     "PREFERRED STOCK" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided, that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

     "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding Notes or is redeemable at the option of the Holders thereof at any time prior to the first anniversary of the stated maturity of the outstanding Notes.

     "RESTRICTED SUBSIDIARY" means any Subsidiary (other than Consumers and its subsidiaries) of CMS Energy which, as of the date of CMS Energy's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of CMS Energy and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or CMS Energy and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the Notes -- Certain Restrictive Covenants -- Limitation on Consolidated Indebtedness," and (1) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (2) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by CMS Energy or a Restricted Subsidiary and (3) such Restricted Subsidiary must be a Consolidated Subsidiary.

     "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or, if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by CMS Energy.

     "SUBORDINATED INDEBTEDNESS" means any Indebtedness of CMS Energy (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the Notes.

     "SUBSIDIARY" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other Subsidiaries, or by CMS Energy and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "SUPPORT OBLIGATIONS" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

     - to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

     - to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

     - to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

     - to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

     - to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

     "TAX SHARING AGREEMENT" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among CMS Energy, each of the members of the Consolidated Group (as defined therein) and each of the corporations that become members of the Consolidated Group.

     "VOTING STOCK" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Notes will constitute an "EVENT OF DEFAULT" with respect to the Notes:

     - default for 30 days in the payment of any interest on any of the Notes;

     - default in the payment when due of any of the principal of or the premium, if any, on any of the Notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the Holders or otherwise;

     - default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the senior debt indenture relating to the Notes after written notice thereof as provided in the senior debt indenture;

     - certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;

     - entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days;

     - a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the senior debt indenture;

     - a default in our obligation to redeem Notes after we exercised our redemption option; or

     - a default in our obligation to purchase Notes upon the occurrence of a Change in Control or exercise by a Holder of its option to require us to purchase such Holder's Notes.

     If an Event of Default on the Notes shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

     The senior debt indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior debt indenture, the Holders of a majority in aggregate principal amount of the senior debentures of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior debentures of such affected series.

     The senior debt indenture provides that no Holders of Notes may institute any action against CMS Energy under the senior debt indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of senior debentures of the affected series then outstanding (voting as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the senior debentures of the affected series then outstanding (voting as one class).

     The senior debt indenture requires CMS Energy to furnish to the Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the senior debt indenture. The senior debt indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default affecting such Notes (except defaults as to payment of principal, premium or interest on the Notes) if it considers such withholding to be in the interests of the Holders of the Notes.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The senior debt indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Notes and the Supplemental Indenture and is organized and existing under the laws of the United States, any U.S. State or the District of Columbia. Notwithstanding the foregoing provisions, such a transaction may constitute a Change in Control as described in "Purchase of Notes Upon Change in Control."

MODIFICATION AND WAIVER

     CMS Energy and the relevant trustee may enter into supplemental indentures without the consent of the Holders of the Notes to establish the form and terms of any series of securities under the senior debt indenture.

     CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of senior debentures of all series then outstanding and affected (voting as one class), may change in any manner the provisions of the senior debt indenture or modify in any manner the rights of the holders of the senior debentures of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holders of each senior debenture affected, enter into any supplemental indenture to:

     -    change the time of payment of the principal;

     -    reduce the principal amount of such senior debenture;

     - reduce the rate or change the time of payment of interest on such senior debenture;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy;

     - impair the right to institute suit for the enforcement of any payment on any senior debenture when due;

     - reduce the redemption price or Change in Control Purchase Price for the Notes or change the terms applicable to redemption or purchase in a manner adverse to the Holder;

     - make any change that adversely affects the right to exchange any debt security, including the Notes, or decreases the exchange rate of any exchangeable debt security; or

     - waive any default in any payment of redemption price or Change in Control Purchase Price with respect to the Notes.

     In addition, no such modification may reduce the percentage in principal amount of the senior debenture of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the senior debt indenture.

     Prior to the acceleration of the maturity of any senior debenture, the holders, voting as one class, of a majority in total principal amount of the senior debentures with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected senior debentures waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the senior debt indenture or of any senior debenture which cannot be modified or amended without the consent of the holders of each senior debenture affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     The senior debt indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Notes (except for certain obligations to register the transfer of or exchange the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the senior debt indenture (including those described under "Consolidation, Merger or Sale of Assets"),

if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Notes on the stated maturities of such Notes in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the Holders of the Notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the senior debt indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Notes as described above;

     - the Notes are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased; or

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default,

CMS Energy would remain liable for such amounts.

THE TRUSTEE

     JPMorgan Chase Bank, N.A. is the Trustee and paying agent under the senior debt indenture for the Notes. CMS Energy and its affiliates maintain lending depositary and other normal banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. is also a lender to CMS Energy and its affiliates.

GOVERNING LAW

     The senior debt indenture, the Supplemental Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

BOOK-ENTRY SYSTEM

     The Notes will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the Notes will not be issued in definitive form.

     The following is based upon information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("PARTICIPANTS") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("DIRECT PARTICIPANTS") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Investors who purchase Notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("EUROCLEAR"), and Clearstream Banking, societe anonyme ("CLEARSTREAM"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the Notes represented by the global security. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by that global security for all purposes under the senior debt indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the senior debt indenture. Principal and interest payments, if any, on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the Trustee, any paying agent or the security registrar for the Notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Unless and until they are exchanged in whole or in part for Notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

                                  UNDERWRITING

     Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter's name.

                                                                        PRINCIPAL AMOUNT
UNDERWRITER                                                                 OF NOTES
-----------                                                             ----------------
Citigroup Global Markets Inc. .......................................     $
Merrill Lynch, Pierce, Fenner & Smith Incorporated ..................
Banc of America Securities LLC ......................................
KeyBanc Capital Markets, a division of McDonald Investments Inc. ....
Wedbush Morgan Securities Inc. ......................................
                                                                          ------------
   Total ............................................................     $125,000,000
                                                                          ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

     The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed ___% of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed ___% of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                PAID BY CMS ENERGY
                ------------------
Per Note.....            %

     In connection with the offering, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering will be approximately $180,000.

     The underwriters have performed investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. Affiliates of the underwriters are lenders to us and our affiliates under our credit facilities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     UnionBanc Investment Services, LLC, a member of the National Association of Securities Dealers, Inc. and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

                                  LEGAL MATTERS

     Robert C. Shrosbree, Assistant General Counsel for CMS Energy, will render opinions as to the legality of the Notes for CMS Energy.

     Pillsbury Winthrop Shaw Pittman LLP will pass upon certain legal matters with respect to the Notes for the underwriters.

                                     EXPERTS

     The consolidated financial statements and schedule of CMS Energy appearing in CMS Energy's Annual Report (Form 10-K/A (Amendment No. 1)) for the year ended December 31, 2004 (including a schedule appearing therein), and CMS Energy's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which are based in part on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm for the MCV Partnership, and Price Waterhouse, independent accountants, for Jorf Lasfar. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Emirates CMS Power Company PJSC appearing in CMS Energy's Annual Report (Form 10-K/A (Amendment No. 1)) for the year ended December 31, 2004 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of SCP Investments (No.1) Pty Ltd for the year ended June 30, 2004 appearing in CMS Energy's Annual Report (Form 10-K/A (Amendment No. 1)) for the year ended December 31, 2004 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Jorf Lasfar as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants for Jorf Lasfar, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements for the years ended December 31, 2004 and 2003 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 (which is included in Management's Report on Internal Control over Financial Reporting) of the MCV Partnership, not separately presented in or incorporated by reference in this prospectus supplement or the accompanying prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference herein. Such financial statements and management's assessment of the effectiveness of internal control over financial reporting, to the extent they have been included in the financial statements and management's assessment of the effectiveness of internal control over financial reporting of CMS Energy, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

                                 $1,500,000,000
                             CMS ENERGY CORPORATION
                             CMS ENERGY COMMON STOCK
                                SENIOR DEBENTURES
                             SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                       AND
                               CMS ENERGY TRUST IV
                               CMS ENERGY TRUST V
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                                   ----------

    We may offer, from time to time:

     -    shares of CMS Energy Common Stock,

     - unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,

     -    stock purchase contracts to purchase CMS Energy Common Stock,

     - stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and

     - guarantees of CMS Energy with respect to trust preferred securities of CMS Energy Trusts IV and V.

     For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

     CMS Energy Trust IV and CMS Energy Trust V, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V in amounts, at prices and on terms to be determined at or prior to the time of sale.

     We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

          THESE SECURITIES INVOLVE RISK. SEE "RISK FACTORS" ON PAGE 2.

     CMS Energy Common Stock is traded on the New York Stock Exchange under the symbol "CMS." CMS Energy Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

                  The date of this prospectus is June 16, 2005.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary..................................................................     2
Risk Factors.............................................................     2
Where To Find More Information...........................................     3
CMS Energy Corporation...................................................     4
CMS Energy Trusts........................................................     4
Use of Proceeds..........................................................     5
Ratio of Earnings to Fixed Changes and Ratio of Earnings to Combined
   Fixed Changes and Preference Dividends................................     6
Description of Securities................................................     7
Effect of Obligations Under the Debt Securities and the Guarantees.......    21
Plan of Distribution.....................................................    24
Legal Opinions...........................................................    26
Experts..................................................................    27

                                     SUMMARY

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where To Find More Information." Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201. The telephone number is 517-788-0550.

                                  RISK FACTORS

     Before acquiring any of the securities that may be offered hereby, you should carefully consider the risks discussed in the section of our Form 10-Q, filed May 5, 2005, for the quarter year ended March 31, 2005, entitled "Forward-Looking Statements and Risk Factors," which is incorporated in this document by reference. You should also consider the risk factors listed in the accompanying prospectus supplement or supplements and you should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

                         WHERE TO FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are also available over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the SEC's public reference room and its copy charges. Since we have securities listed on the New York Stock Exchange, you may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, on our Web site at http://www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

     We have not included separate financial statements of the Trusts. We and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a special purpose entity, has no operating history and no independent operations. The Trusts are not currently involved in and don't anticipate being involved in any activity other than as described under "CMS Energy Trusts." Further, we believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since we will guarantee the Trust Preferred Securities. Holders of the Trust Preferred Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy Corporation ("CMS ENERGY") as a preferred stockholder of CMS Energy. We beneficially own all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Effect of Obligations Under the Debt Securities And the Guarantees -- The Guarantees." In future filings under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), there will be an audited footnote to our annual financial statements stating that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

     We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information to you when we refer you to another document that we filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus, unless the information is updated by information in this prospectus. This prospectus incorporates by reference the documents listed below. We encourage you to read these additional documents because these documents contain important information about us and our finances.

               SEC FILINGS
            (FILE NO. 1-9513)                           PERIOD/DATE
----------------------------------------   -------------------------------------
-   Annual Report on Form 10-K             Year ended December 31, 2004

-   Quarterly Report on Form 10-Q          Quarter ended March 31, 2005

-   Current Reports on Form 8-K            Filed January 12, 2005, January 14,
                                           2005, January 20, 2005, January 27,
                                           2005, February 28, 2005 (Current
                                           Report on Form 8-K/A only), March 30,
                                           2005, April 4, 2005 (2 reports),
                                           April 5, 2005, April 13, 2005 and May
                                           17, 2005

-   The description of CMS Energy Common   Filed November 22, 1996
    Stock contained in our Registration
    Statement on Form 8-B/A

     The documents we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as after the date of this prospectus and prior to the termination of the offering made by this prospectus are also incorporated by reference into this prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document modifies or supersedes such statement.

     This prospectus, which is part of the offering registration statement, does not contain all of the information found in the offering registration statement including various exhibits and schedules. We are incorporating by reference the offering registration statement.

     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with this prospectus.

     You may request copies of these filings, including the registration statement, at no cost, by writing or telephoning CMS Energy at the following address:

     CMS Energy Corporation
     Attn: Office of the Secretary
     One Energy Plaza
     Jackson, Michigan 49201
     Telephone: (517) 788-0550

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

                             CMS ENERGY CORPORATION

     We are an integrated energy company with a business strategy focused primarily in Michigan. We are the parent holding company of Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers is a combination electric and gas utility company serving Michigan's Lower Peninsula. Enterprises, through various subsidiaries and equity investments, is engaged in domestic and international diversified energy businesses. We manage our businesses by the nature of services each provides and operate principally in three business segments: electric utility, gas utility, and enterprises.

                                CMS ENERGY TRUSTS

     CMS Energy Trust IV and CMS Energy Trust V are statutory business trusts formed under the Delaware Business Trust Act (the "TRUST ACT") (each, a "TRUST" and collectively, the "TRUSTS") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS TRUSTEES"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "TRUST AGREEMENT") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "COMMON SECURITIES" and, together with the Trust Preferred Securities, the "TRUST SECURITIES") in an aggregate liquidation amount equal to approximately 3% for the total capital of the Trust. Each Trust exists for the exclusive purposes of:

     - issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

     - investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and

     - engaging in only those other activities necessary or incidental thereto.

Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein). Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees will be persons who are employees or officers of or who are affiliated with CMS Energy (the "ADMINISTRATIVE TRUSTEES"). The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "PROPERTY TRUSTEE"). Initially, either The Bank of New York, a New York banking corporation, or J.P. Morgan Trust Company, N.A., a national banking association, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or J.P. Morgan Trust Company, N.A. will also act as trustee (each a "GUARANTEE TRUSTEE" and collectively the "GUARANTEE TRUSTEES"). The Bank of New York (Delaware) will act as the "DELAWARE TRUSTEE" for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Effect of Obligations Under the Debt Securities And the Guarantees -- The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "PROPERTY ACCOUNT") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

                                 USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, we will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for our general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for the three months ended March 31, 2005 and each of the years ended December 31, 2000 through 2004 is as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                        THREE MONTHS ENDED   ----------------------------------
                                           MARCH 31, 2005    2004     2003   2002   2001   2000
                                        ------------------   ----     ----   ----   ----   ----
Ratio of earnings to fixed charges...          3.43          1.12(1)  --(2)  --(3)  --(4)  --(5)
Ratio of earnings to combined fixed
   charges and preference dividends..          3.38          1.12(1)  --(2)  --(3)  --(4)  --(5)

----------
(1) Fixed charges, adjusted as defined, includes $25 million of interest cost that was capitalized prior to 2004 and subsequently expensed in 2004.

(2) For the year ended December 31, 2003, fixed charges exceeded earnings by $34 million. Earnings as defined include $95 million of asset impairment charges.

(3) For the year ended December 31, 2002, fixed charges exceeded earnings by $488 million. Earnings as defined include $602 million of asset impairment charges.

(4) For the year ended December 31, 2001, fixed charges exceeded earnings by $395 million. Earnings as defined include $323 million of asset impairment charges.

(5) For the year ended December 31, 2000, fixed charges exceeded earnings by $220 million. Earnings as defined include $329 million of asset impairment charges.

     For the purpose of computing these ratios, earnings represent the sum of income from continuing operations before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

                            DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS ENERGY COMMON STOCK"), unsecured senior debt securities (the "SENIOR DEBENTURES") and unsecured subordinated debt securities (the "SUBORDINATED DEBENTURES") (individually a "DEBT SECURITY" and collectively the "DEBT SECURITIES") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "STOCK PURCHASE CONTRACTS") to purchase CMS Energy Common Stock, Stock Purchase Units (the "STOCK PURCHASE UNITS"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "GUARANTEE" and collectively "GUARANTEES") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand, and trust preferred securities (the "TRUST PREFERRED SECURITIES") representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "OFFERED SECURITIES"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock, the designation, number of shares, public offering price and other specific terms of the offering, from the sale thereof; (iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee, as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the By-Laws of CMS Energy, which are incorporated into this prospectus by reference. See "Where You Can Find More Information." A copy of the By-laws has been previously filed with the SEC. The Articles of Incorporation are available on our website at http://www.cmsenergy.com.

     The authorized capital stock of CMS Energy consists of:

     -    350 million shares of CMS Energy Common Stock; and

     - 10 million shares of CMS Energy Preferred Stock, par value $0.01 per share ("PREFERRED STOCK").

     As of May 31, 2005, we had 5,000,000 shares of 4.50% Cumulative Convertible Preferred Stock and 221,294,189 shares of CMS Energy Common Stock issued and outstanding.

COMMON STOCK

DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

     Dividends on the common stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.

     In January 2003, the Board of Directors suspended the payment of CMS Energy Common Stock dividends.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends on CMS Energy Common Stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding 4.50% Cumulative Convertible Preferred Stock. As long as the 4.50% Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on the CMS Energy Common Stock unless certain conditions are met including, but not limited to, that dividends on the 4.50% Cumulative Convertible Preferred Stock have been paid. See "Preferred Stock -- Dividends".

     CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

CMS ENERGY'S SENIOR SECURED CREDIT FACILITY

     Under the terms of our Sixth Amended and Restated Credit Agreement, dated as of May 18, 2005, we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

     - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of CMS Energy Common Stock or the capital stock or other ownership interests of certain subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on May 18, 2005)) and dividends and distributions made to us or certain of our subsidiaries); or

     - purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests;

other than (i) pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on May 18, 2005), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on May 18, 2005)), (ii) payments made by us or certain subsidiaries pursuant to our tax sharing agreement and (iii) after January 1, 2005, payments not to exceed certain amounts for any twelve-month period so long as a certain amount of liquidity is held by CMS Energy.

SENIOR DEBT INDENTURE

     Under the terms of the senior debt indenture we have the following issued and outstanding securities: 9.875% Senior Notes Due 2007, 8.9% Senior Notes Due 2008, 7.5% Senior Notes Due 2009, 7.75% Senior Notes Due 2010, 8.5% Senior Notes Due 2011, 6.30% Senior Notes Due 2012, 3.375% Convertible Senior Notes Due 2023, and 2.875% Convertible Senior Notes Due 2024. So long as any of such notes issued thereunder are outstanding and until those notes are rated BBB- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the senior debt indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, for purposes of the senior debt indenture, a "RESTRICTED PAYMENT"), if at the time of any restricted payment described above (1) an event of default under the senior debt indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

     -    $100 million;

     - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

TRUST PREFERRED SECURITIES

     In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

     Under the terms of the indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreement dated June 20, 1997 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

     - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

     - we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

     - we have given notice of our selection of an extension period as provided in such indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

DIVIDEND RESTRICTIONS UNDER MICHIGAN LAW

     Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

VOTING RIGHTS

     Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such CMS Energy Common Stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of CMS Energy Common Stock then outstanding will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the CMS Energy Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such common stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

PREEMPTIVE RIGHTS

     The Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

LIQUIDATION RIGHTS

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

SUBDIVISION OR COMBINATION

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

EXCHANGES


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

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

TRANSFER AGENT AND REGISTRAR

     CMS Energy Common Stock is transferable at Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The Articles of Incorporation establish one series of preferred stock designated as "4.50% Cumulative Convertible Preferred Stock" consisting of 5,000,000 shares with a liquidation preference of $50.00 per share (the "CUMULATIVE CONVERTIBLE PREFERRED STOCK"). The Cumulative Convertible Preferred Stock ranks prior to any series of our CMS Energy Common Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of CMS Energy Common Stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.

DIVIDENDS

     Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.

     As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of the CMS Energy Common Stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.

LIQUIDATION PREFERENCE

     In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including CMS Energy Common Stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.

VOTING RIGHTS

     Except as required by Michigan law and our Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our board prior to appointment) and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.

REDEMPTION

     We cannot redeem shares of the Cumulative Convertible Preferred Stock.

MANDATORY CONVERSION

     On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of CMS Energy Common Stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of the CMS Energy Common Stock exceeds 130% of the then prevailing conversion price of the Cumulative Convertible Preferred Stock.

CONVERSION RIGHTS

     A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of CMS Energy Common Stock under any of the following circumstances:

     - during any calendar quarter (and only during such calendar quarter) if the last reported sale price of CMS Energy Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of CMS Energy Common Stock on such last trading day;

     -    upon the occurrence of specified corporate transactions; and

     - subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of CMS Energy Common Stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of CMS Energy Common Stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.

     For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive 5.0541 shares of CMS Energy Common Stock. This represents an initial conversion price of $9.893 per share of CMS Energy Common Stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission (the "MPSC").

     CMS Energy has pledged the common stock of its principal subsidiaries, including Consumers, as security for bank credit facilities.

     Consumers' Restated Articles of Incorporation ("ARTICLES") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "PREFERRED SECURITIES INDENTURE"), and a certain preferred securities guarantee by Consumers dated May 31, 2001 (the "CONSUMERS PREFERRED SECURITIES GUARANTEE"), in connection with which the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' ability to pay dividends is also restricted by the Third Amended and Restated Credit Agreement dated as of May 18, 2005 among Consumers, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions named therein. Pursuant to this loan agreement, so long as there exists no event of default under the agreement, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective Articles of Incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "INDENTURE" and collectively as the "INDENTURES."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be J.P. Morgan Trust Company, N.A. and the trustee under the subordinated debt indenture will be The Bank of New York.

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     -    the title of the Debt Securities;

     -    whether the Debt Securities will be senior or subordinated debt;

     -    the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     -    the maturity date or dates;

     -    the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     -    the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

     -    any other specific terms of the Debt Securities.

CONCERNING THE TRUSTEES

     Each of J.P. Morgan Trust Company, N.A., the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     -    certain events of bankruptcy or insolvency, whether voluntary or not;
          or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture.

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under that indenture.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     -    change the time of payment of the principal;

     -    reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "CONSOLIDATION, MERGER OR SALE OF ASSETS"), if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased, or

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all Senior Indebtedness (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of

Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "SENIOR INDEBTEDNESS" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     -    obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of Senior Indebtedness that may be issued.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure,
(ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an extension period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or
(b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding,
(v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

CONVERSION RIGHTS

     If the prospectus supplement provides, the holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; or

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment that is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

TRUST PREFERRED SECURITIES

GENERAL

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust's trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:

     - the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust;

     - the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however, distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

     - whether holders can convert the Trust Preferred Securities into shares of CMS Energy Common Stock;

     - whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

     -    the amount of any liquidation preference;

     - the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise by CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash;

     - the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below);

     - the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

     - the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and

     - any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "Effect of Obligations Under the Debt Securities and the Guarantees -- The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                 EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of each Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each Trust, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that the trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust's securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or J.P. Morgan Trust Company, N.A., each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which are filed as exhibits to the Registration Statement of which this prospectus forms a part.

GENERAL

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "GUARANTEE PAYMENTS"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the related Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement event of default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an extension period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection which means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including: the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     CMS Energy and/or the Trusts may sell Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market maker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trusts to indemnification by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, CMS Energy and/or the Trusts in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("REMARKETING FIRMS"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for, CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

     We may engage J.P. Morgan Securities Inc. ("JPMS") or Brinson Patrick Securities Corporation ("BRINSON") (JPMS and Brinson collectively, the "AGENTS") to act as agent or principal for offerings from time to time of shares of CMS Energy Common Stock in one or more placements pursuant to the terms of a distribution agreement between us and either JPMS or Brinson. The terms of sales to or through the Agents pursuant to a distribution agreement will be set out in more detail in a prospectus supplement to this prospectus. When acting as agent, the Agents will use commercially reasonable efforts to sell the shares pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. The Agents, in their capacity as agent or principal, could arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for CMS Energy Common Stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an "at-the-market offering" as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

     CMS Energy Common Stock sold through the Agents in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds that will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of CMS Energy Common Stock sold to or through the Agents in at-the-market offerings, the net proceeds to us and the compensation paid by us to the Agents in connection with such sales of CMS Energy Common Stock. Pursuant to the terms of a distribution agreement with the Agents or any other distribution agreement we may enter into, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of CMS Energy Common Stock or other securities. The total number of shares that we may sell in at-the-market offerings will be disclosed in a prospectus supplement to this prospectus.

     In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers. Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing


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

of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Robert C. Shrosbree, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Theodore Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                     EXPERTS

     The consolidated financial statements of CMS Energy appearing in CMS Energy's Annual Report (Form 10-K) for the year ended December 31, 2004 (including a schedule appearing therein), and CMS Energy's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which are based in part on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Midland Cogeneration Venture Limited Partnership, and Price Waterhouse, independent accountants for Jorf Lasfar Energy Company S.C.A. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Jorf Lasfar Energy Company S.C.A. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated herein by reference have been so included in reliance on the report of Price Waterhouse, independent accountants for Jorf Lasfar Energy Company S.C.A., given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of the Midland Cogeneration Venture Limited Partnership for the years ended December 31, 2004 and 2003, not separately presented or incorporated by reference into this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statements and management's assessment of the effectiveness of internal control over financial reporting, to the extent they have been included in the financial statements and management's assessment of the effectiveness of internal control over financial reporting of CMS Energy, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.


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

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                                  $125,000,000

                             CMS ENERGY CORPORATION

                             % SENIOR NOTES DUE 2015

                                (CMS ENERGY LOGO)

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                DECEMBER __, 2005

                                   ----------

                                    CITIGROUP
                               MERRILL LYNCH & CO.

                                   ----------

                         BANC OF AMERICA SECURITIES LLC
                             KEYBANC CAPITAL MARKETS
                         WEDBUSH MORGAN SECURITIES INC.

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